Exhibit 10.11

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

EXECUTION VERSION

COLLABORATION AND LICENSE AGREEMENT

by and between

GLAXO GROUP LIMITED

and

EPIZYME, INC.

CONFIDENTIAL

- i -

1.40	“EU”	7
1.41	“European Commission”	7
1.42	“Executive Officers”	7
1.43	“FDA”	7
1.44	“Field”	7
1.45	“First Commercial Sale”	7
1.46	“FTE”	8
1.47	“FTE Cost”	8
1.48	“FTE Rate”	8
1.49	“GLP Toxicology Study”	8
1.50	“GSK IP”	8
1.51	“GSK Know-How”	8
1.52	“GSK Patent(s)”	8
1.53	“IND”	9
1.54	“Indication”	9
1.55	“Initiation”	9
1.56	“Joint IP”	9
1.57	“Joint Know-How”	9
1.58	“Joint Patents”	9
1.59	“Know-How”	9
1.60	“Law” or “Laws”	9
1.61	“Lead Candidate”	9
1.62	“Lead Candidate Criteria”	10
1.63	“Licensed Compound(s)”	10
1.64	“Licensed Product(s)”	10
1.65	“MAA”	10
1.66	“Major EU Country”	10
1.67	“Major Market Country(ies)”	10
1.68	“MHLW”	10
1.69	“NDA”	10
1.70	“Net Sales”	10
1.71	“Out-of-Pocket Costs”	13
1.72	“Patent”	13
1.73	“Patent-Based Exclusivity”	13
1.74	“Person”	13
1.75	“Phase 1 Clinical Trial”	13
1.76	“Phase 2 Clinical Trial”	13
1.77	“Phase 3 Clinical Trial”	14
1.78	“Prosecution and Maintenance” or “Prosecute and Maintain”	14
1.79	“Regulatory Approval”	14
1.80	“Regulatory Authority”	14
1.81	“Regulatory Materials”	14
1.82	“Research Plan”	14
1.83	“Selection Term”	14
1.84	“Sublicensee”	15
1.85	“Target”	15

- ii -

1.86	“Target Validation”	15
1.87	“Territory”	15
1.88	“Third Party”	15
1.89	“Tractable Hit”	15
1.90	“Tractable Hit Criteria”	15
1.91	“United States” or “U.S.”	15
1.92	“Valid Claim”	15
1.93	Additional Definitions	16

ARTICLE 2 TARGET SELECTION; COLLABORATION ACTIVITIES		17

2.1	Collaboration Overview	17
2.2	Targets	18
2.3	Research Term; Research Plan; Research Activities	20
2.4	Tractable Hits; Lead Candidates; Development Candidates	21
2.5	Reports; Results	22
2.6	Subcontracting	22
2.6.1
2.7	Regulatory Matters; Compliance	23

ARTICLE 3 POST-RESEARCH TERM ACTIVITIES; GSK DILIGENCE		25

3.1	Development and Commercialization	25
3.2	Diligence	26
3.3	Reports	26

ARTICLE 4 GOVERNANCE		26

4.1	Joint Steering Committee	26
4.2	Subcommittee(s)	29
4.3	Joint Project Team	29
4.4	Patent Liaisons	30
4.5	Alliance Managers	30

ARTICLE 5 LICENSE GRANTS		30

5.1	License Grants To GSK	30
5.2	License Grants to EPIZYME	31
5.3	Rights Retained by the Parties	32
5.4	Section 365(n) of the Bankruptcy Code	32
5.5	Technical Transfer and Disclosure of Know-How	32

ARTICLE 6 FINANCIAL TERMS; EQUITY OPTION		33

6.1	Upfront Fee	33
6.2	Research Funding	33
6.3	Equity Option	34

- iii -

6.4	Target Validation and Tractable Hit Milestone Payments	35
6.5	Development Milestones	35
6.6	Additional Milestone for Diagnostic Products	36
6.7	Sales Milestones	37
6.8	Licensed Product Royalties	37
6.9	Royalties for EPIZYME Products	39
6.10	Reports; Sales Milestones; Royalty Payments	40
6.11	Methods of Payments	40
6.12	Accounting	41
6.13	Taxes	41
6.14	Late Payments	42

ARTICLE 7 EXCLUSIVITY		43

7.1	Selected Target Exclusivity	43

ARTICLE 8 OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS		44

8.1	Ownership	44
8.2	Prosecution and Maintenance of Patents	45
8.3	Patent Costs	47
8.4	Defense of Claims Brought by Third Parties	47
8.5	Enforcement of EPIZYME Patents, EPIZYME Diagnostic Patents, Collaboration Patents and Joint Patents	47

ARTICLE 9 CONFIDENTIALITY		49

9.1	Confidentiality; Exceptions	49
9.2	Authorized Disclosure	50
9.3	Press Release; Disclosure of Agreement	50
9.4	Prior Disclosures of Confidential Information	52
9.5	Remedies	52
9.6	Publications	52
9.7	Clinical Trial Register	54

ARTICLE 10 REPRESENTATIONS AND WARRANTIES		54

10.1	Representations and Warranties of Both Parties	54
10.2	Representations and Warranties of EPIZYME	55
10.3	Mutual Covenants	55
10.4	Disclaimer	56

ARTICLE 11 INDEMNIFICATION; INSURANCE		56

11.1	Indemnification by GSK	56
11.2	Indemnification by EPIZYME	57
11.3	Procedure	57

- iv -

11.4	Insurance	58
11.5	LIMITATION OF LIABILITY	59

ARTICLE 12 TERM AND TERMINATION		59

12.1	Term; Expiration	59
12.2	Unilateral Termination by GSK	60
12.3	Termination for Cause	60
12.4	Termination for Patent Challenges	61
12.5	Effects of Termination	62
12.6	Accrued Rights; Surviving Provisions	67

ARTICLE 13 MISCELLANEOUS		68

13.1	Dispute Resolution	68
13.2	Arbitration Request	68
13.3	Governing Law	69
13.4	Assignment	70
13.5	Performance Warranty	70
13.6	Force Majeure	70
13.7	Notices	71
13.8	Export Clause	72
13.9	Waiver	72
13.10	Severability	72
13.11	Entire Agreement	72
13.12	Independent Contractors	72
13.13	Non-solicitation of Key Employees	72
13.14	Headings; Construction; Interpretation	73
13.15	Books and Records	73
13.16	Further Actions	73
13.17	Parties in Interest	73
13.18	Performance by Affiliates	73
13.19	Counterparts	74

List of Exhibits

Exhibit A	-	EPIZYME Blocked Targets
Exhibit B	-	Initial Research Plan and Criteria
Exhibit C	-	Policies
Exhibit D	-	Key Employees

- v -

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is entered into and made effective as of the 8th day of January, 2011 (the “Effective Date”) by and between Epizyme, Inc., a Delaware corporation having its principal place of business at 840 Memorial Drive, Cambridge, Massachusetts 02139, U.S.A. (“EPIZYME”), and Glaxo Group Limited, a company existing under the laws of England, having its registered office at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 0NN, England (“GSK”). EPIZYME and GSK are each referred to herein by name or as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, EPIZYME possesses proprietary technology and intellectual property to identify and develop novel, small molecule histone methyltransferase (“HMT”) inhibitors;

WHEREAS, GSK possesses expertise in the Development and Commercialization (each as defined below) of human pharmaceuticals;

WHEREAS, GSK desires to engage in a collaborative effort with EPIZYME pursuant to which the Parties will carry out research activities directed to up to three (3) Selected Targets at one time (each as defined below), with the goal of identifying compounds directed to such Selected Targets using EPIZYME’s proprietary technology; and

WHEREAS, GSK desires to obtain exclusive rights from EPIZYME to Develop and Commercialize such compounds directed to Selected Targets for any and all uses in the Territory (as defined below), all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms will have the meanings set forth in this Article 1 unless context dictates otherwise:

1.1 “Affiliate” means any Person which, directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with a Party to this Agreement, for so long as such control exists, regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date. A Person shall be deemed to “control” another Person if it: (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person.

1.2 “Annual Net Sales” means total Net Sales in the Territory in a particular Calendar Year.

1.3 “Available Target” means at any relevant time during the Selection Term, Targets identified by EPIZYME or by GSK, other than (a) the then-current Selected Targets, (b) Dropped Targets, (c) Passed ROFO Targets that are not available for selection pursuant to Section 2.2.4, or (d) the EPIZYME Blocked Targets.

1.4 “Business Day” means a day on which banking institutions in Boston, Massachusetts, United States, and London, England are open for business, excluding any Saturday or Sunday and the nine (9) consecutive calendar days beginning on December 24th and continuing through January 1st of each Calendar Year during the Term.

1.5 “Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

1.6 “Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

1.7 “cGMP” means all applicable standards relating to manufacturing practices for fine chemicals, intermediates, bulk products and/or finished products, including (a) all applicable principles detailed in the FDA’s current Good Manufacturing Practices, 21 CFR Parts 210 and 211 and The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products, as each may be amended from time to time, and (b) all applicable Laws promulgated by any governmental authority having jurisdiction over the manufacture of a Compound, Licensed Compound or Licensed Product, as applicable.

1.8 “Change of Control Event” means (a) EPIZYME merges or consolidates with any other entity (other than a wholly owned subsidiary of EPIZYME), (b) the sale, conveyance, transfer or lease to a Third Party of all or substantially all of the assets of EPIZYME in one transaction or a series of related transactions, or (c) the acquisition of control (as defined in Section 1.1) of EPIZYME by any Third Party by means of any transaction or series of related transactions to which EPIZYME is a party (including any stock acquisition, merger or consolidation).

1.9 “Clinical Trial” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, or a study incorporating more than one of these phases.

1.10 “Collaboration IP” means Collaboration Know-How and Collaboration Patents.

1.11 “Collaboration Know-How” means Know-How (other than Joint Know-How) that is discovered, developed, invented, conceived or reduced to practice by or on behalf of either Party or its respective Affiliates or Sublicensees pursuant to the conduct of activities under the Collaboration.

1.12 “Collaboration Patents” means any Patents (other than the Joint Patents) that claim any Collaboration Know-How.

1.13 “Commercialization” and “Commercialize” means all activities undertaken relating to the marketing, promotion (including advertising, detailing, sponsored product or continuing medical education, and post-Regulatory Approval clinical studies), any other offering for sale, distribution and sale of a product.

1.14 “Commercially Reasonable Efforts” means with respect to EPIZYME or GSK, such efforts that are consistent with the efforts and resources then used by EPIZYME or GSK, as applicable, including taking into account any assignment permitted under Section 13.4, in the exercise of its commercially reasonable practices relating to the research, Development, seeking Regulatory Approval and Commercialization of a similarly situated pharmaceutical product, as applicable to the rights, responsibilities and obligations of such Party under this Agreement where such similarly situated pharmaceutical product:

(i) has scientific attributes similar to those of the relevant Compound, Licensed Compound or Licensed Product;

(ii) is at a similar stage in its research, Development or commercial product life as the relevant Compound, Licensed Compound or Licensed Product;

(iii) has commercial and market potential similar to the relevant Compound, Licensed Compound or Licensed Product, taking into account issues of intellectual property scope, subject matter and coverage, safety and efficacy, product profile, competitiveness of the marketplace, proprietary position, regulatory exclusivity, anticipated or approved labeling, present and future market potential, and profitability (including pricing and reimbursement status achieved or likely to be achieved); and

(iv) is solely owned by it or to which it has exclusive rights.

Commercially Reasonable Efforts shall be determined on a market-by-market and Indication-by-Indication basis, and it is anticipated that the level of efforts required will be different for different markets and Indications, and may change over time, reflecting changes in the status of a Compound, Licensed Compound or Licensed Product and the markets and other relevant factors involved.

1.15 “Comparable Third Party Product” means, with respect to a Licensed Product in any country in the Territory, any pharmaceutical product sold by a Third Party not authorized by or on behalf of GSK, its Affiliates or Sublicensees, that:

(a) contains, as an active pharmaceutical ingredient, the same Compound as the Licensed Compound contained in the applicable Licensed Product; and

(b) is approved by the applicable Regulatory Authority in such country for one or more of the same Indications as the applicable Licensed Product.

To the extent the term “Comparable Third Party Product” is used herein with respect to a Royalty-Bearing EPIZYME Product, such term shall have the meaning set forth herein, with all references to “GSK” replaced by “EPIZYME” and all references to “Licensed Product” replaced with “Royalty-Bearing EPIZYME Product.”

1.16 “Comparable Third Party Product Competition” means, with respect to a Licensed Product in any country in the Territory in a given Calendar Quarter, that, during such Calendar Quarter:

(a) one or more Comparable Third Party Product(s) is commercially available in such country; and

(b) such Comparable Third Party Product(s) have a market share [**] percent ([**]%) or more of the aggregate market in such country of such Licensed Product and the Comparable Third Party Product(s) (based on sales of units of such Licensed Product and such Comparable Third Party Product(s), as reported by IMS International, or if such data are not available, such other reliable data source as reasonably determined by GSK).

To the extent the term “Comparable Third Party Product Competition” is used herein with respect to a Royalty-Bearing EPIZYME Product, such term shall have the meaning set forth herein, with all references to “GSK” replaced by “EPIZYME” and all references to “Licensed Product” replaced with “Royalty-Bearing EPIZYME Product.”

1.17 “Compound(s)” means a small molecule HMT inhibitor.

1.18 “Control”, “Controls” or “Controlled” means, with respect to any intellectual property, possession of the right (whether through ownership or license (other than by operation of this Agreement) or control (as defined in Section 1.1) over an Affiliate with such right) to grant the licenses or sublicenses as provided herein without violating the terms of any then-existing agreement with any Third Party.

1.19 “Cover”, “Covering” or “Covered” means, with respect to a product, composition, technology, process or method that, in the absence of ownership of or a license granted under a Valid Claim, the manufacture, use, offer for sale, sale or importation of such product or composition, or the practice of such technology, process or method, would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).

1.20 “Develop” or “Development” means all activities relating to non-clinical, preclinical and clinical trials, toxicology testing, modification, optimization and animal efficacy testing of pharmaceutical compounds, statistical analysis, publication and presentation of study results and reporting, preparation and submission to Regulatory Authorities of applications (including any CMC information) relating to Compounds (including Licensed Compounds and EPIZYME Compounds, as applicable), Targets (including Selected Targets, Dropped Targets and Terminated Targets, as applicable) and related products (including Licensed Products, EPIZYME Products, Terminated Products, Diagnostic Products and EPIZYME Diagnostic Products, as applicable) and obtaining and maintaining Regulatory Approval thereof.

1.21 “Development Candidate” means, with respect to a particular Selected Target, a Compound directed to such Selected Target that is designated by the JSC pursuant to Section 2.4.3 as meeting the applicable Development Candidate Selection Criteria.

1.22 “Development Candidate Selection Criteria” means the criteria to be achieved by Compounds directed to a Selected Target as set forth in the Lead-2-Candidate row of Exhibit B.

1.23 “Diagnostic IP” means Diagnostic Know-How and Diagnostic Patents.

1.24 “Diagnostic Know-How” means Know-How that is necessary or useful to research, Develop, manufacture or Commercialize any Diagnostic Product in the Field in the Territory.

1.25 “Diagnostic Patents” means Patents claiming Diagnostic Know-How.

1.26 “Diagnostic Product” means any biomarker or diagnostic assay or test that is designed for use with, or that relates to, is associated with or is correlated with patient populations that do or do not respond to treatment with any Licensed Product.

1.27 “Dollars” or “$” means the legal tender of the U.S.

1.28 “Eligible Dropped Target” means a Dropped Target that was a Selected Target for at least [**] months prior to being dropped pursuant to Section 2.2.5.

1.29 “EMA” means the European Medicines Agency, and any successor entity thereto.

1.30 “EPIZYME Blocked Targets” means the Targets set forth in Exhibit A.

1.31 “EPIZYME Compound” means any Compound that is directed to a Dropped Target and satisfies the criteria set forth in clause (c) of the definition of “Licensed Compound.”

1.32 “EPIZYME Diagnostic IP” means EPIZYME Diagnostic Know-How and EPIZYME Diagnostic Patents.

1.33 “EPIZYME Diagnostic Know-How” means:

(a) Diagnostic Know-How that is Controlled by EPIZYME as of the Effective Date or during the Term and arising outside of the Collaboration, to the extent that such Know-How is necessary for the research, Development, making, use, offer for sale, selling, importing or other Commercialization of Diagnostic Products related to Licensed Products; and

(b) Diagnostic Know-How that is Controlled by EPIZYME as of the Effective Date or during the [**] year period following the Effective Date and arising outside of the Collaboration, to the extent that such Know-How is useful (but not necessary) for the research, Development, making, use, offer for sale, selling, importing or other Commercialization of Diagnostic Products related to Licensed Products.

For purposes of clarity, EPIZYME Diagnostic Know-How excludes EPIZYME Know-How, Collaboration Know-How and EPIZYME’s interest in any Joint Know-How.

1.34 “EPIZYME Diagnostic Patents” means Patents Controlled by EPIZYME as of the Effective Date or during the Term that claim any invention that is discovered, developed, invented, conceived or reduced to practice outside of the Collaboration and that Cover any Diagnostic Product relating to a Licensed Product.

1.35 “EPIZYME Diagnostic Product” means any biomarker or diagnostic assay or test designed for use with, or that relates to, is associated with or is correlated with patient populations that do or do not respond to treatment with any EPIZYME Product.

1.36 “EPIZYME IP” means EPIZYME Know-How and EPIZYME Patents.

1.37 “EPIZYME Know-How” means:

(a) Know-How that is Controlled by EPIZYME as of the Effective Date or during the Term and arising outside of the Collaboration, to the extent that such Know-How is necessary for the research, Development, making, use, offer for sale, selling, importing or other Commercialization of any Licensed Compounds or Licensed Products; and

(b) Know-How that is Controlled by EPIZYME as of the Effective Date or during the [**] year period following the Effective Date and arising outside of the Collaboration, to the extent that such Know-How is useful (but not necessary) for the research, Development or Commercialization of Licensed Compounds or Licensed Products.

For purposes of clarity, EPIZYME Know-How excludes EPIZYME Diagnostic Know-How, Collaboration Know-How and EPIZYME’s interest in any Joint Know-How.

1.38 “EPIZYME Patents” means:

(a) Patents that are Controlled by EPIZYME as of the Effective Date or during the Term that claim inventions discovered, developed, invented, conceived or reduced to practice outside of the Collaboration, that (i) Cover the composition of matter or method of use of any Licensed Compound or Licensed Product or (ii) are otherwise necessary to research, Develop, make, use, offer for sale, sell, import and otherwise Commercialize (but in the case of (ii), excluding such Patents that Cover technologies that are not applied to the applicable Licensed Product prior to the [**] anniversary of the Effective Date and are not included under clause (b) below) any Licensed Compound or Licensed Product; and

(b) Patents other than those included in the foregoing clause (a) that are Controlled by EPIZYME during the [**] year period following the Effective Date that claim inventions discovered, developed, invented, conceived or reduced to practice outside of the Collaboration that are useful (but not necessary) to research, Develop, make, use, offer for sale, sell, import and otherwise Commercialize any Licensed Compound or Licensed Product, including Patents that claim formulation, delivery or manufacturing process improvements.

For purposes of clarity, EPIZYME Patents exclude EPIZYME Diagnostic Patents, Collaboration Patents and EPIZYME’s interest in any Joint Patents.

1.39 “EPIZYME Product” means any pharmaceutical product comprising an EPIZYME Compound, whether or not as the sole active ingredient and in any dosage form or formulation, excluding EPIZYME Diagnostic Products.

1.40 “EU” means all countries that are officially recognized as member states of the European Union at any particular time during the Term.

1.41 “European Commission” means the executive body of the EU that has legal authority to grant marketing authorization approvals for pharmaceutical products in the EU after scientific evaluation and recommendation from the EMA or other applicable Regulatory Authorities.

1.42 “Executive Officers” means EPIZYME’s Chief Executive Officer and GSK’s Senior Vice President of research and Development (or their respective designees).

1.43 “FDA” means the U.S. Food and Drug Administration, and any successor entity thereto.

1.44 “Field” means any use or purpose, including the treatment, palliation, diagnosis or prevention of any human or animal disease, disorder or condition.

1.45 “First Commercial Sale” means: (a) with respect to each Licensed Product, the first sale for which revenue has been recognized by GSK or its Affiliates or Sublicensees for use or consumption by the general public of such Licensed Product in any country in the Territory for which all Regulatory Approvals and pricing or reimbursement approvals that are legally required in order to sell such Licensed Product in such country have been granted; and (b) with respect to each Royalty-Bearing EPIZYME Product, the first sale for which revenue has been recognized by EPIZYME or its Affiliates or Sublicensees for use or consumption by the general public of such Royalty-Bearing EPIZYME Product in any country in the Territory for which all Regulatory Approvals and pricing or reimbursement approvals that are legally required in order to sell such Royalty-Bearing EPIZYME Product in such country have been granted; in each case provided however that the following shall not constitute a First Commercial Sale:

(i) any sale to an Affiliate or Sublicensee unless the Affiliate or Sublicense is the last entity in the distribution chain of the Licensed Product or Royalty-Bearing EPIZYME Product, as applicable;

(ii) any use of such Licensed Product or Royalty-Bearing EPIZYME Product, as applicable, in Clinical Trials, non-clinical Development activities or other Development activities, or disposal or transfer of Licensed Products or Royalty-Bearing EPIZYME Products, as applicable, for a bona fide charitable purpose; and

(iii) compassionate use.

1.46 “FTE” means a full-time individual’s work time dedicated by EPIZYME to the performance of research activities under the applicable Research Plan, or in the case of less than a full-time dedicated individual, a full-time equivalent person year, for a twelve (12)-month period, based upon a total of [**] hours per year of research work. For clarity, the Parties intend the FTE to be a unit of measurement used to calculate the amount of time dedicated to the performance of this Agreement by EPIZYME. One FTE may constitute work performed by an individual whose time is dedicated solely to this Agreement or may comprise the efforts of several individuals, each of whom dedicates only part of his or her time to work under this Agreement.

1.47 “FTE Cost” means, for any period, the product of (a) the actual total FTEs (or applicable portion thereof) during such period, and (b) the FTE Rate.

1.48 “FTE Rate” means $[**] per FTE for the period commencing on the Effective Date and ending December 31, 2011. On January 1, 2012 and on January 1st of each subsequent Calendar Year, the foregoing rate shall be increased for the Calendar Year then commencing by the percentage increase, if any, in the CPI as of December 31 of the then most recently completed Calendar Year over the level of the CPI as of December 31 of the prior Calendar Year. As used in this Section 1.48, “CPI” means the Consumer Price Index – Urban Wage Earners and Clerical Workers, US City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index).

1.49 “GLP Toxicology Study” means a toxicology study that is conducted in compliance with the then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other comparable regulatory standards in jurisdictions outside the U.S. to the extent applicable to the relevant toxicology study, as they may be updated from time to time) (“GLP”) and is required to meet the requirements for filing an IND.

1.50 “GSK IP” means GSK Know-How and GSK Patents.

1.51 “GSK Know-How” means Know-How, excluding Collaboration Know-How, that is Controlled by GSK at any time during the period commencing on the Effective Date and expiring upon the end of the Research Term, used in the conduct of the Collaboration and is either (a) necessary for the research, Development, making, use, offer for sale, selling, importing or other Commercialization of, or (b) during the Collaboration, was incorporated into or used to manufacture, any EPIZYME Compounds or EPIZYME Products. For purposes of clarity, GSK Know-How includes Diagnostic Know-How Controlled by GSK, but excludes GSK’s interest in any Joint Know-How.

1.52 “GSK Patent(s)” means Patents, excluding Collaboration Patents, Controlled by GSK at any time during the period commencing on the Effective Date and expiring upon the end of the Research Term and that Cover GSK Know-How. For purposes of clarity, GSK Patents include Diagnostic Patents Controlled by GSK, but exclude GSK’s interest in any Joint Patents.

1.53 “IND” means an investigational new drug application submitted to the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries (such as a Clinical Trial Application (“CTA”) in the EU).

1.54 “Indication” means any human disease or condition, or sign or symptom of a human disease or condition.

1.55 “Initiation” means, with respect to a Clinical Trial, the first dosing of the first subject enrolled in such Clinical Trial with a Licensed Product.

1.56 “Joint IP” means Joint Know-How and Joint Patent Rights.

1.57 “Joint Know-How” means Know-How that is discovered, developed, invented, conceived or reduced to practice by one or more employees, agents or consultants of EPIZYME, on the one hand, and one or more employees, agents or consultants of GSK on the other hand, in the conduct of activities under the Collaboration during the Research Term or as a result of meetings during the Advisory Period.

1.58 “Joint Patents” means Patents that claim Joint Know-How.

1.59 “Know-How” means all tangible and intangible:

(a) information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, data, results (including pharmacological, toxicological and clinical test data and results, research data, reports and batch records), analytical and quality control data, analytical methods (including applicable reference standards), full batch documentation, packaging records, release, stability, storage and shelf-life data, and manufacturing process information, results or descriptions, software and algorithms; and

(b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

As used in this Agreement, “clinical test data” shall be deemed to include all information related to clinical or non-clinical testing, including patient report forms, investigators’ reports, biostatistical, pharmaco-economic and other related analyses, regulatory filings and communications, and the like.

1.60 “Law” or “Laws” means all laws, statutes, rules, regulations, orders, judgments, or ordinances having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

1.61 “Lead Candidate” means, with respect to a particular Selected Target, a Compound directed to such Selected Target that is selected by the JSC pursuant to Section 2.4.2 as meeting the applicable Lead Candidate Criteria.

1.62 “Lead Candidate Criteria” means the criteria to be achieved by Compounds directed to a Selected Target as set forth in the Hit-2-Lead row of Exhibit B.

1.63 “Licensed Compound(s)” means any Compound that is:

(a) synthesized or identified by either Party (or by any of its respective Affiliates or any Third Party working with or on behalf of such Party or any of its respective Affiliates) in the conduct of the Collaboration;

(b) directed to a Selected Target; and

(c) determined to have an in vitro IC50 enzymatic potency of at least [**] and [**] selectivity relative to the next most active Target.

For purposes of clarity, without limiting the generality of Section 7.1, in the event that any Compound that satisfies the criteria set forth in the foregoing clauses (a), (b) and (c) is optimized by or on behalf of GSK after the Research Term, such optimized Compound shall also be deemed a “Licensed Compound” for all purposes under this Agreement. In addition, any Compound that is identified from a GSK compound library pursuant to Section 2.3.4(a)(iii) that the Parties mutually agree to not progress under the Collaboration shall not be deemed a Licensed Compound hereunder.

1.64 “Licensed Product(s)” means any pharmaceutical product comprising a Licensed Compound, whether or not as the sole active ingredient and in any dosage form or formulation, excluding Diagnostic Products.

1.65 “MAA” means a regulatory application filed with the EMA or MHLW seeking Regulatory Approval of a Licensed Product, and all amendments and supplements thereto filed with the EMA or MHLW.

1.66 “Major EU Country” means any of the following countries: France, Germany, Italy, Spain or the United Kingdom. “Major EU Countries” means all of the foregoing countries.

1.67 “Major Market Country(ies)” means (a) the United States, (b) Japan or (c) the Major EU Countries.

1.68 “MHLW” means the Ministry of Health, Labour and Welfare of Japan, or the Pharmaceuticals and Medical Devices Agency, or any successor to either of them, as the case may be.

1.69 “NDA” means a New Drug Application (as more fully described in 21 C.F.R. 314.50 et seq. or its successor regulation) and all amendments and supplements thereto filed with the FDA, or any equivalent filing, including an MAA, in a country or regulatory jurisdiction other than the United States.

1.70 “Net Sales” means with respect to any Licensed Product, the gross amounts invoiced by GSK, its Affiliates and Sublicensees (each, a “Selling Party”) to Third Party customers for sales of such Licensed Product, less the following deductions actually incurred, allowed, paid, accrued or specifically allocated in its financial statements in accordance with (as applicable to the Selling Party) GAAP or IFRS, for:

(a) customary and reasonable trade, quantity, and cash discounts and wholesaler allowances;

(b) customary and reasonable credits, rebates and chargebacks (including those to managed-care entities and government agencies), and allowances or credits to customers on account of rejection or returns (including, but not limited to, wholesaler and retailer returns) or on account of retroactive price reductions affecting such Licensed Product;

(c) freight, postage and duties, and transportation charges relating to such Licensed Product, including handling and insurance thereto;

(d) sales (such as VAT or its equivalent) and excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities and any other governmental charges imposed upon the importation, use or sale of such Licensed Product to Third Parties (excluding any taxes paid on the income from such sales) to the extent the Selling Party is not otherwise entitled to a credit or a refund for such taxes, duties or payments made; and

(e) amounts previously included in Net Sales that are written-off by the Selling Party as uncollectible in accordance with the standard practices of such Selling Party for writing off uncollectible amounts, consistently applied; provided however that if any such written-off amounts are subsequently collected, such collected amounts shall be included in Net Sales in the period in which they are subsequently collected.

If non-monetary consideration is received for any Licensed Product, Net Sales will be calculated based on the average price charged for such Licensed Product during the preceding royalty period, or in the absence of such sales, the fair market value of the Licensed Product, as determined by the Parties in good faith. If the Parties are unable to reach such an agreement, the Parties will refer such matter to a jointly selected Third Party with expertise in the pricing of pharmaceutical products that is not an employee, consultant, legal advisor, officer, director or stockholder of, and does not have any conflict of interest with respect to, either Party for resolution. If the Parties are unable to agree on such a Third Party expert within [**] days after a Party has notified the other Party that it desires to refer such matter to such a Third Party for resolution, either Party may request that the New York, New York office of the American Arbitration Association (“AAA”) appoint such an expert to resolve such matter. The resolution determined by any such expert that is either jointly selected or appointed by the AAA shall be final and binding on the Parties. Notwithstanding the foregoing, Net Sales shall not be imputed to transfers of Licensed Product or Royalty-Bearing EPIZYME Product, as applicable, for use in clinical trials, non-clinical Development activities or other Development activities, for bona fide charitable purposes or for compassionate use if no monetary consideration is received for such transfers.

Net Sales shall be determined on, and only on, the first sale by a Party or any of its Affiliate or Sublicensees to a non-Sublicensee Third Party.

Notwithstanding the deductions set forth in clause (a) or (b) above, if pursuant to a formulary agreement in the United States, there are any discounts (including cash discounts and quantity discounts), credits, rebates, chargebacks, reductions or payments for any Licensed Product based on sales to the Third Party customer of a bundled set of products in which such Licensed Product is included, then the applicable discount, credit, rebate, chargeback, reduction or payment for such Licensed Product in such bundled arrangement shall be based on the average discount, credit, rebate, chargeback, reduction or payment for all products in such bundle for the purposes of determining Net Sales of such Licensed Product in the United States.

If a Licensed Product is sold as part of a Combination Product (as defined below), Net Sales will be the product of (i) Net Sales of the Combination Product calculated as above (i.e., calculated as for a non-Combination Product) and (ii) the fraction (A/(A+B)), where:

“A” is the average wholesale acquisition cost of the Licensed Product comprising a Licensed Compound as the sole therapeutically active ingredient during the four (4) most recently completed Calendar Quarters during which such non-Combination Products were sold in such country; and

“B” is the average wholesale acquisition cost in such country of the other therapeutically active ingredients contained in the Combination Product when sold separately during the four (4) most recently completed Calendar Quarters during which such products were sold in such country.

If “A” or “B” cannot be determined by reference to non-Combination Product sales as described above, then Net Sales for purposes of determining royalty payments will be calculated as above, but the average wholesale acquisition cost in the above equation shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining same that takes into account, in the applicable country, variations in dosage units and the relative fair market value of each therapeutically active ingredient in the Combination Product. If the Parties are unable to reach such an agreement prior to the end of the applicable accounting period, then the Parties will refer such matter to a jointly selected Third Party with expertise in the pricing of pharmaceutical products that is not an employee, consultant, legal advisor, officer, director or stockholder of, and does not have any conflict of interest with respect to, either Party for resolution. If the Parties are unable to agree on such a Third Party expert within [**] days after a Party has notified the other Party that it desires to refer such matter to such a Third Party for resolution, either Party may request that the New York, New York office of the AAA appoint such an expert to resolve such matter. The resolution determined by any such expert that is either jointly selected or appointed by the AAA shall be final and binding on the Parties.

As used in this Section 1.70, “Combination Product” means a Licensed Product that contains one or more additional active ingredients (whether coformulated or copackaged) that are neither Licensed Compounds nor generic or other non-proprietary compositions-of-matter. Pharmaceutical dosage form vehicles, adjuvants and excipients shall be deemed not to be “active ingredients”.

To the extent the Net Sales definition is used herein with respect to Royalty-Bearing EPIZYME Products, Net Sales shall have the meaning set forth above, with all references to “GSK” replaced by “EPIZYME”, all references to “Licensed Product” replaced with “Royalty-Bearing EPIZYME Product”, and all references to “Diagnostic Product” replaced with “EPIZYME Diagnostic Product”.

1.71 “Out-of-Pocket Costs” means, with respect to activities performed under the applicable Research Plan hereunder, direct expenses of EPIZYME or its Affiliates that are specifically associated with the conduct of such activities, including costs of consultants, agents and subcontractors, recorded in accordance with GAAP.

1.72 “Patent” means (a) all patents and patent applications in any country or supranational jurisdiction in the Territory, (b) any substitutions, divisionals, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications, and (c) foreign counterparts of any of the foregoing.

1.73 “Patent-Based Exclusivity” means:

(a) with respect to a Licensed Product in a country in the Territory, that at least one Valid Claim of the EPIZYME Patents, Collaboration Patents Controlled by EPIZYME or the Joint Patents Covers such Licensed Product in such country; or

(b) with respect to a Royalty-Bearing EPIZYME Product in a country in the Territory, that at least one Valid Claim of the GSK Patents, Collaboration Patents Controlled by GSK or the Joint Patents, in each case that is exclusively licensed to EPIZYME pursuant to Section 5.2.2, Covers such Royalty-Bearing EPIZYME Product in such country.

1.74 “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.75 “Phase 1 Clinical Trial” means a human clinical trial of a product in any country, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, that would satisfy the requirements of 21 C.F.R. 312.21(a), or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.76 “Phase 2 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(b) and is intended to explore a variety of doses, dose response, and duration of effect, and to generate initial evidence of clinical safety and activity in a target patient population, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.77 “Phase 3 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(c) and is intended to (a) establish that the product is safe and efficacious for its intended use, (b) define warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product.

1.78 “Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues, appeals, and requests for patent term adjustments and patent term extensions with respect to such Patent, together with the initiation or defense of interferences, the initiation or defense of oppositions and other similar proceedings with respect to the particular Patent, and any appeals therefrom. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to a Patent.

1.79 “Regulatory Approval” means the approval, license or authorization of the applicable Regulatory Authority necessary for the marketing and sale of a product for a particular Indication in a country in the Territory, excluding separate pricing or reimbursement approvals that may be required, and including the approval by the applicable Regulatory Authority of any expansion or modification of the label for such Indication.

1.80 “Regulatory Authority” means the FDA in the U.S. or any health regulatory authority in another country in the Territory that is a counterpart to the FDA and holds responsibility for granting Regulatory Approval for a product in such country, including the EMA and the MHLW, and any successor(s) thereto.

1.81 “Regulatory Materials” means the regulatory registrations, applications, authorizations and approvals (including approvals of NDAs, supplements and amendments, pre- and post-approvals, pricing and Third Party reimbursement approvals, and labeling approvals), Regulatory Approvals or other submissions made to or with any Regulatory Authority necessary for the Development (including the conduct of clinical studies), manufacture, distribution, marketing, promotion, offer for sale, use, import, reimbursement, export or sale of a Licensed Compound, Licensed Product or Diagnostic Product in a regulatory jurisdiction, together with all related correspondence to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each NDA, including all Drug Master File(s) (if any), IND, CTA, NDA, MAA and supplemental new drug applications (sNDAs) or foreign equivalents.

1.82 “Research Plan” means, with respect to each Selected Target, a research plan governing the activities to be conducted by the Parties during the Research Term directed to such Selected Target, with the goal of identifying Compounds directed to such Selected Target that meet the applicable Development Candidate Selection Criteria, as well as Licensed Compounds that may be suitable as backups or replacements for the Development Candidate against the applicable Selected Target.

1.83 “Selection Term” means the period commencing on the Effective Date and ending [**] following the Effective Date.

1.84 “Sublicensee” means (a) with respect to GSK, a Third Party to whom GSK has granted a license under Know-How or Patents Controlled by GSK, or a sublicense under Know-How or Patents licensed to GSK pursuant to this Agreement, to research, Develop, manufacture or Commercialize Licensed Compounds, Licensed Products or Diagnostic Products in the Field, and (b) with respect to EPIZYME, a Third Party to whom EPIZYME has granted a license under Know-How or Patents Controlled by EPIZYME, or a sublicense under Know-How or Patents licensed to EPIZYME pursuant to this Agreement, to research Licensed Compounds or to research, Develop, manufacture or Commercialize EPIZYME Compounds, EPIZYME Products or EPIZYME Diagnostic Products in the Field; but in each case excluding any Third Party acting solely as a distributor.

1.85 “Target” means a target (i.e., a nucleic acid sequence and/or the protein that it encodes), for which there is reasonable evidence (based upon bioinformatics analysis or other supportive data) to suggest that such target is of a class that is capable of being modulated by a Compound.

1.86 “Target Validation” means achievement of the first three criteria set forth in the “Desired Criteria to Reach Milestone” column of the “Target Validation” row of Exhibit B.

1.87 “Territory” means the entire world.

1.88 “Third Party” means any Person other than EPIZYME or GSK that is not an Affiliate of EPIZYME or of GSK.

1.89 “Tractable Hit” means, when directed to a particular Target, a Compound that meets the Tractable Hit Criteria.

1.90 “Tractable Hit Criteria” means the criteria to be achieved by Compounds directed to a Selected Target as set forth in the Target-2-Hit row of Exhibit B.

1.91 “United States” or “U.S.” means the United States of America and all of its territories and possessions.

1.92 “Valid Claim” means:

(a) a claim of an issued patent in the U.S. or in a jurisdiction outside the U.S., that has not expired, lapsed, been cancelled or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, reexamination, reissue or disclaimer; or

(b) a claim of a pending patent application that has not been finally abandoned or finally rejected and which has been pending for no more than [**] years from the date of filing of the earliest priority patent application to which such pending patent application is entitled to claim benefit.

For clarity, a claim of an issued patent that ceased to be a Valid Claim before it issued because it had been pending too long, but subsequently issued and is otherwise described by clause (a) of the foregoing sentence shall again be considered to be a Valid Claim once it issues. The same principle shall apply in similar circumstances such as if, for example (but without limitation), a final rejection of a claim is overcome.

1.93 Additional Definitions. Each of the following definition is set forth in the section of this Agreement indicated below:

Definition:	Section:

AAA	1.70
Advisory Period	3.1.2
Agreement	Preamble
Alliance Manager	4.5
Arbitration Request	13.2
Bankruptcy Code	5.4
Breaching Party	12.3.1(a)
Chairperson	4.1.1
Claims	11.1
Collaboration	2.1
Competitive Infringement	8.5.1
Confidential Information	9.1
Disclosing Party	9.1
Dropped Target(s)	2.2.5
Effective Date	Preamble
EPIZYME	Preamble
EPIZYME Patent Challenge	12.4.2(b)
Existing Confidentiality Agreement	9.4
First Meeting	2.2.3
GAAP	13.15
GLP	1.49
GSK	Preamble
GSK Patent Challenge	12.4.1(b)
HMT	Recitals
IFRS	13.15
Indemnified Party	11.3.1
Indemnifying Party	11.3.1
Initial ROFO Target Selection Period	2.2.4
Joint Project Team (JPT)	4.3
JSC	4.1
Key Employee	13.13
Know-How Royalty	6.8.2(b)
Losses	11.1
Material Receiving Party	2.7.5(a)
Materials	2.7.5(a)

Definition:	Section:
Non-Breaching Party	12.3.1(a)
Oncology-Inflammation Available Target	2.2.3
Party or Parties	Preamble
Passed ROFO Target(s)	2.2.4
Passed ROFO Target Selection Blackout Period	2.2.4
Patent Liaison	4.4
Patent Strategy	4.4
Payee	6.11
Payor	6.11
PMA	6.6
publishing Party	9.6.2
Purpose	2.7.5(a)
Qualified Financing	6.3
Receiving Party	9.1
Replacement Target	2.2.6(a)
Research Payments	6.2
Research Term	2.3.1
Reviewing Party	9.6.2
ROFO Package	2.2.4
Royalty-Bearing EPIZYME Product	6.9.1
Royalty Term	6.8.2(a)
Selected Target(s)	2.2.2
Sensitive Information	7.1.2(b)
Subcommittee	4.2
Term	12.1.1
Terminated Dropped Target	12.5.3
Terminated EPIZYME Products	12.5.3
Terminated Products	12.5.1
Terminated Target	12.5.1
Transfer Record	2.7.5(a)
Transferring Party	2.7.5(a)
US/UK Treaty	6.13.1

ARTICLE 2

TARGET SELECTION; COLLABORATION ACTIVITIES

2.1 Collaboration Overview. Pursuant to this Agreement (including the Research Plans) and as further provided in this Article 2, the Parties shall (a) perform platform discovery activities with the goal of identifying Available Targets, (b) select Selected Targets, where up to three (3) Selected Targets at any given point in time may be the subject of activities conducted by EPIZYME under the terms of the Agreement (including the Research Plans), and (c) conduct activities pursuant to a Research Plan for each Selected Target with the goal of identifying Compounds directed to such Selected Target that meet the applicable Development Candidate Selection Criteria (the “Collaboration”).

2.2 Targets.

2.2.1 Overview. During the Selection Term, EPIZYME shall use its Commercially Reasonable Efforts to conduct appropriate platform discovery activities in order to characterize Targets prioritized pursuant to Section 2.2.3, identify potential Available Targets for selection by GSK for inclusion in the Collaboration and shall provide regular updates to GSK, at JPT meetings in accordance with Section 2.5, with respect to the identification of each potential Available Target together with all material data and information in EPIZYME’s possession and Control relating to such Available Target. GSK may, but shall not be required to, identify potential Available Targets for selection by GSK for inclusion in the Collaboration. Once an Available Target is selected as a Selected Target pursuant to Section 2.2.2, a Research Plan for such Selected Target shall be promptly agreed between the Parties in accordance with Section 2.3.2 to include the discovery and other research of Compounds and Licensed Compounds directed to such Selected Targets.

2.2.2 Selected Targets. During the Selection Term, GSK shall have the right to select, from the Available Targets, up to three (3) Targets at the same time at any given point in time (each, a “Selected Target”), each of which shall be the focus of activities under a Research Plan. For clarity, at no one point in time shall more than three (3) Targets be designated as Selected Targets. While the Parties shall discuss the characteristics and relative scientific merits of each Available Target that is of potential interest, GSK shall have the final decision of whether and which Available Targets to select to be Selected Targets under this Agreement.

2.2.3 Discussion of Available Targets; ROFO Packages. At the earlier of either the first JSC meeting or the first JPT meeting following the Effective Date (the “First Meeting”), EPIZYME shall provide to GSK all material data and information within EPIZYME’s possession and Control pertaining to all Available Targets identified by EPIZYME as of the Effective Date. Thereafter during the Selection Term, EPIZYME shall notify GSK, on a regular basis at JPT meetings, of additional Available Targets identified by EPIZYME in the course of its ongoing platform discovery activities as well as notify GSK with respect to material developments in new data or information in EPIZYME’s possession and Control relating to previously identified Available Targets that remain Available Targets. Further, GSK may request that EPIZYME prioritize its platform discovery activities with respect to particular Targets and EPIZYME shall consider such requests in good faith, taking into consideration GSK’s strategic interests, as well as the Parties’ discussion of the characteristics and scientific merits of such Available Targets. For the avoidance of doubt, the foregoing provisions of data or other notifications regarding Available Targets shall include EPIZYME’s reasonable determination as to whether the primary therapeutic hypothesis for a particular Available Target relates to oncology Indication(s) or inflammation Indication(s) based on then-existing literature or data (an “Oncology-Inflammation Available Target”); provided, that if EPIZYME determines that an Available Target is not an Oncology-Inflammation Available Target, then GSK may require further discussion if GSK is aware of data or literature that supports GSK’s belief that such Available Target is an Oncology-Inflammation Available Target.

2.2.4 ROFO Package; Passed ROFO Targets. After the First Meeting, EPIZYME may provide written notice to GSK if EPIZYME has a bona fide interest in seeking a

Third Party collaborator or licensee with respect to an Available Target, together with all material data and information in EPIZYME’s possession and Control relating to such Available Target (the “ROFO Package”); provided that EPIZYME shall use reasonable efforts to provide such ROFO Package within [**] Business Days prior to the next-scheduled meeting of the JSC; and provided, further that if EPIZYME does not provide such ROFO Package within such timeframe, then EPIZYME may request a maximum of one (1) ad hoc meeting of the JSC per Calendar Quarter to review the applicable ROFO Packages, which ad hoc JSC meeting shall occur within [**] Business Days following delivery of such ROFO Packages to GSK. With respect to Oncology-Inflammation Available Targets, the ROFO Package shall include data demonstrating satisfaction of the first three criteria set forth in the “Desired Criteria to Reach Milestone” column of the “Target Validation” row of Exhibit B. GSK shall have [**] Business Days after the JSC meeting at which the applicable ROFO Package was discussed (the “Initial ROFO Target Selection Period”) to select the applicable Available Target as a Selected Target in accordance with Section 2.2.2. If GSK does not select any such offered Available Target as a Selected Target during the applicable Initial ROFO Target Selection Period (each such non-selected Available Target, a “Passed ROFO Target”), such Passed ROFO Target shall not be available for selection by GSK as a Selected Target during the [**] day period following the end of the applicable Initial ROFO Target Selection Period (the “Passed ROFO Target Selection Blackout Period”). EPIZYME shall have the right to initiate an internal program or seek a Third Party collaborator or licensee for any Passed ROFO Target; provided however that, following the applicable Passed ROFO Target Selection Blackout Period, such Passed ROFO Target shall again become an Available Target, eligible for potential selection as a Selected Target by GSK during the remainder of the Selection Term, unless and until:

(a) such Passed ROFO Target (or Compound(s) directed thereto) has been licensed by EPIZYME to a Third Party collaborator or licensee; or

(b) EPIZYME has notified GSK that a GLP Toxicology Study has been commenced by or on behalf of EPIZYME with respect to a Compound directed to such Passed ROFO Target and GSK does not select such Passed ROFO Target as a Selected Target on or before the date that is [**] days following such notification.

If GSK selects any Passed ROFO Target as a Selected Target pursuant to this Section 2.2.4, GSK shall reimburse EPIZYME for any costs or expenses incurred by EPIZYME in connection with the conduct of any GLP Toxicology Study with respect to such Passed ROFO Target as well as any costs or expenses incurred in manufacturing quantities of Licensed Compounds required for such GLP Toxicology Study, through the date of GSK’s selection of such Passed ROFO Target as a Selected Target hereunder; provided that, if EPIZYME has incurred costs or expenses in manufacturing quantities of Licensed Compounds beyond the quantities required for such GLP Toxicology Study, GSK shall only be responsible for such costs or expenses relating to the excess quantities if GSK requests that EPIZYME provide such excess quantities to GSK.

For purposes of clarity, upon the occurrence of the condition(s) specified in the foregoing clause (b) without timely selection by GSK or the occurrence of the condition(s) specified in the foregoing clause (a), such Passed ROFO Target shall no longer be an Available Target.

2.2.5 Dropped Targets. During the Research Term, GSK shall have the right to drop any Selected Target upon written notice to EPIZYME (each such dropped Selected Target, a “Dropped Target”), and effective upon EPIZYME’s receipt of such notice such Dropped Target shall cease to be a Selected Target and EPIZYME shall cease and no longer be obligated to conduct activities directed to such Dropped Target under the applicable Research Plan. Following the date on which a Selected Target becomes a Dropped Target, such Dropped Target shall not be available for re-selection by GSK as a Selected Target.

2.2.6 Replacement Targets.

(a) Subject always to the three (3)-Selected Target limitation set forth in Section 2.2.2, any Target selected by GSK to replace a Selected Target pursuant to Section 2.2.2 after GSK has selected all of the first three (3) Selected Targets hereunder (for example, a Target selected to replace the third Selected Target after dropping such Selected Target) shall be deemed a “Replacement Target.”

(b) If GSK selects a Replacement Target pursuant to Section 2.2.2, then subject to a new mutually agreed Research Plan in accordance with Section 2.3.2, the Parties shall undertake activities under such Research Plan directed to such Replacement Target for the remainder of the Research Term, subject to Section 2.3.3 and Section 6.2.

2.3 Research Term; Research Plan; Research Activities.

2.3.1 Research Term. The term for conducting activities under the Research Plans under the Collaboration shall commence upon the Effective Date and continue until the fourth (4th) anniversary of the Effective Date (the “Research Term”).

2.3.2 Research Plan. The initial Research Plan, attached hereto as Exhibit B, sets forth a template for the activities expected to be performed by the Parties with respect to Selected Targets. As soon as possible (but no later than [**] days) following GSK’s selection of each Selected Target pursuant to Section 2.2.2, a specific Research Plan shall be established by the JPT, with respect to such Selected Target for approval by the JSC, which Research Plan shall be substantially similar to the Research Plan attached hereto as Exhibit B; provided however that any material deviations from the Research Plan set forth in Exhibit B shall be subject to mutual agreement of the Parties.

2.3.3 FTE Budgets for the 4th Year of the Research Term. On a date that is not later than [**] months from the Effective Date, the Parties shall agree on a budget of FTE Costs and Out-of-Pocket Costs expected to be incurred by EPIZYME in the performance of each Research Plan for the fourth (4th) year of the Research Term based on the then-expected activities, if any, to occur during such year. The Parties shall review and update by mutual agreement, as necessary, such budget in advance of each Calendar Quarter during the fourth (4th) year of the Research Term.

2.3.4 Responsibilities.

(a) EPIZYME Responsibilities. During the Research Term:

(i) EPIZYME shall use Commercially Reasonable Efforts to conduct platform discovery activities necessary to characterize Targets prioritized pursuant to 2.2.3. In addition, EPIZYME shall be primarily responsible for the conduct of activities under the Research Plans during the Collaboration. EPIZYME shall use Commercially Reasonable Efforts to perform the activities assigned to EPIZYME under the Research Plan, including, if applicable and subject to clause (a)(iii) below, screening using EPIZYME’s proprietary assays and generation of Compounds.

(ii) EPIZYME shall use Commercially Reasonable Efforts to provide GSK, at no additional cost to GSK and at GSK’s request, with reasonable quantities of Compounds Controlled by EPIZYME directed to the applicable Selected Target for the conduct of discovery and other research activities.

(iii) As between the Parties, EPIZYME shall be responsible for the identification and generation of Compounds for which initial activities shall be conducted by the Parties under the Research Plan. Unless otherwise mutually agreed by the Parties that GSK’s compound library will be screened under the Collaboration, the compound libraries and Compounds screened under the Collaboration shall be those Controlled by EPIZYME. Compounds identified during the screening of GSK’s compound library may be progressed under the Collaboration only upon mutual agreement of the Parties; provided, that if the Parties do not mutually agree to progress such Compounds, then such Compounds shall not be deemed Licensed Compounds.

(b) GSK Responsibilities. Notwithstanding that EPIZYME is primarily responsible for the conduct of the activities set forth in the Research Plans, GSK shall be responsible for, and shall use Commercially Reasonable Efforts to perform, the activities assigned to GSK under the Research Plan, including, if applicable, the provision of assays, crystallography, and, subject to clause (a)(iii) above, libraries Controlled by GSK for screening. In addition, GSK has the right but not the obligation to provide the foregoing resources or conduct the foregoing activities at GSK’s discretion and cost, whether or not the same are set forth in the Research Plan.

(c) Operational Control. Notwithstanding anything in this Agreement to the contrary, subject to mutual agreement of the Parties on the Research Plan (including any amendments or updates thereto), the Party specifically designated as being responsible for a particular activity under such Research Plan shall have operational control over such activity.

2.4 Tractable Hits; Lead Candidates; Development Candidates. Subject to the foregoing obligations to use Commercially Reasonable Efforts, neither Party provides any representation, warranty or guarantee that the Collaboration will be successful, that any Tractable Hit will be identified, that any Lead Candidate Criteria or Development Candidate Selection Criteria will be achieved, or that any other particular results will be achieved with respect to the Collaboration or any Selected Target, Compound, Licensed Compound, Licensed Product or Diagnostic Product hereunder.

2.4.1 Selection of Tractable Hit. On a Selected Target-by-Selected Target basis, the JPT shall make a recommendation as to whether or not a Compound satisfies the applicable Tractable Hit Criteria, for review and approval by the JSC. Upon the JSC’s determination that any Compound satisfies the applicable Tractable Hit Criteria, such Compound shall be deemed a Tractable Hit for all purposes hereunder.

2.4.2 Selection of Lead Candidate. On a Selected Target-by-Selected Target basis, the JPT shall make a recommendation as to whether or not a Compound satisfies the applicable Lead Candidate Criteria, for review and approval by the JSC. Upon the JSC’s determination that any Compound satisfies the applicable Lead Candidate Criteria, such Compound shall be deemed the Lead Candidate for all purposes hereunder.

2.4.3 Selection of Development Candidate. On a Selected Target-by-Selected Target basis, the JPT shall make a recommendation as to whether or not a Compound satisfies the applicable Development Candidate Selection Criteria, for review and approval by the JSC. Upon the JSC’s determination that any Compound satisfies the applicable Development Candidate Selection Criteria, such Compound shall be deemed the Development Candidate for all purposes hereunder.

2.4.4 No Other Research or Development Activities. For purposes of clarity, notwithstanding anything in this Agreement to the contrary, EPIZYME shall not be obligated to conduct activities with respect to Selected Targets in addition to those contemplated under the applicable Research Plan, regardless of whether a Compound identified or synthesized under the Collaboration fails to meet the applicable Lead Candidate Criteria or Development Candidate Selection Criteria. The foregoing does not limit EPIZYME’s obligation to characterize the Targets as provided in Section 2.3.4(a)(i).

2.5 Reports; Results. Until the end of the Research Term, each Party shall provide written progress reports on the status of its activities under Research Plans during the Collaboration, on a Selected Target-by-Selected Target basis, including detailed summaries of data associated with such activities and, in the case of EPIZYME, reasonably detailed summaries of data generated in the course of its ongoing platform discovery activities to the extent not previously provided to GSK and relevant to the identification or attractiveness for selection of potential Available Targets under Section 2.2, at least [**] Business Days in advance of each JPT meeting.

2.6 Subcontracting.

2.6.1 Subject to the terms of this Agreement, each Party shall have the right to engage Affiliates or Third Party subcontractors to perform certain of its obligations under this Agreement. Any Affiliate or subcontractor to be engaged by a Party to perform a Party’s obligations set forth in this Agreement shall meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity; provided however that any Party engaging an Affiliate or subcontractor hereunder shall remain principally responsible and obligated for such activities. In addition, any Party engaging a subcontractor shall in all cases retain or obtain Control of any and all Know-How or Patents related to the Collaboration, which may be created by or used with the relevant Party’s permission by such subcontractor in connection with such subcontracted activity (other than Know-How and Patents that are not specific to the Collaboration and that are related to the subcontractor’s broader technology platform or business), and to require that such subcontractor conduct its activities in compliance with the policies set forth in the attached Exhibit C (to the extent such policies are applicable to the activities being conducted by that subcontractor).

2.6.2 GSK shall have the right to audit and inspect EPIZYME’s activities under the Research Plans, which shall include the right to access EPIZYME’s records (including records from its major subcontractors regarding work conducted under the Research Plans) and facilities as reasonably requested by GSK to confirm EPIZYME’s compliance with the requirements of and performance under this Agreement. Such audit and inspection shall not be performed more than [**] in any Calendar Year and shall be reasonably coordinated in advance with EPIZYME. EPIZYME shall use Commercially Reasonable Efforts to obtain the right for GSK to audit the facilities of EPIZYME’s major subcontractors. If EPIZYME cannot secure such audit rights for GSK, then to the extent that EPIZYME has the right itself to audit its subcontractors’ facilities, EPIZYME shall conduct such audit as reasonably requested by GSK and on the terms agreed with such subcontractor and share the results with GSK.

2.7 Regulatory Matters; Compliance.

2.7.1 Compliance. The Parties shall conduct all of their respective activities under this Agreement in good scientific manner, and shall comply in all material respects with applicable Laws and use Commercially Reasonable Efforts to comply in all material respects with the policies set forth in the attached Exhibit C (to the extent such policies are applicable to the activities being conducted by that Party) and, to the extent applicable, all other requirements of cGMP, GLP and current good clinical practice.

2.7.2 Data Integrity. Each of the Parties acknowledges the importance of ensuring that the activities conducted under this Agreement are undertaken in accordance with the following good data management practices, and shall use Commercially Reasonable Efforts to ensure the following:

(a) data are being generated using sound scientific techniques and processes;

(b) data are being accurately and reasonably contemporaneously recorded in accordance with good scientific practices by personnel conducting research or development hereunder;

(c) data are being analyzed appropriately without bias in accordance with good scientific practices; and

(d) data and results are being stored securely and can be easily retrieved.

2.7.3 Regulatory Filings and Data. GSK shall be solely responsible for preparing, filing and maintaining all regulatory filings (including pricing and reimbursement approvals) and Regulatory Approvals necessary for the Development, manufacture or Commercialization of Licensed Compounds, Licensed Products and Diagnostic Products in the Field in the Territory. GSK shall own all such regulatory filings and Regulatory Approvals.

2.7.4 Adverse Event Reporting; Global Safety Database. GSK shall be solely responsible for reporting all adverse drug experiences associated with Licensed Compounds, Licensed Products and Diagnostic Products in the Field in the Territory, and for establishing, holding and maintaining the global safety database for Licensed Compounds, Licensed Products and Diagnostic Products in the Field in the Territory.

2.7.5 Material Transfer.

(a) In addition to Compounds which may be provided by EPIZYME to GSK pursuant to Section 2.3.4(a)(ii), to facilitate activities of the Parties in connection with this Agreement, either Party (referred to in this Section 2.7.5 as the “Transferring Party”) may, at its sole discretion, provide to the other Party (referred to in this Section 2.7.5 as the “Material Receiving Party”) certain biological materials or compounds, including assays and research tools Controlled by the Transferring Party (such materials or compounds provided hereunder are referred to, collectively, as “Materials”) for use by the Material Receiving Party in furtherance of its rights and the conduct of its obligations under this Agreement (the “Purpose”). All transfers of such Materials by the Transferring Party to the Material Receiving Party shall be documented in writing (the “Transfer Record”) that sets forth the type and name of the Material transferred, the amount of the Material transferred, the date of the transfer of such Material and the Purpose.

(b) Except as otherwise provided under this Agreement, all such Materials delivered by the Transferring Party to the Material Receiving Party shall remain the sole property of the Transferring Party, shall only be used by the Material Receiving Party in furtherance of the Purpose, and shall be returned to the Transferring Party upon the termination of this Agreement or upon the discontinuation of the use of such Materials (whichever occurs first). The Material Receiving Party shall not cause the Materials to be used by or delivered to or for the benefit of any Third Party without the prior written consent of the Transferring Party.

(c) At the time the Transferring Party provides Materials to the Material Receiving Party as provided herein and to the extent not separately licensed under this Agreement, the Transferring Party hereby grants to the other Party a non-exclusive license under the Patents and Know-How Controlled by it to use such Materials solely for the Purpose.

(d) The Parties agree that the exchanged Materials:

(1) shall at all times be manufactured in accordance with all applicable laws, rules and regulations, in accordance with the terms of this Agreement and any applicable quality agreement or any further supply arrangements entered into by the Parties, and shall conform to any specifications agreed upon between the Parties;

(2) shall be used in compliance with applicable Law;

(3) shall not be used in animals intended to be kept as domestic pets;

(4) shall not be transferred to a Third Party except if this is provided for and is done in accordance with this Agreement; and

(5) shall not be reverse engineered or chemically analyzed, except if this is provided for in the applicable Research Plan.

(e) THE MATERIALS SUPPLIED BY THE TRANSFERRING PARTY UNDER THIS SECTION 2.7.5 ARE SUPPLIED “AS IS” AND NOT FOR USE IN HUMANS EXCEPT AS EXPRESSLY AGREED BY THE PARTIES IN WRITING, AND THE TRANSFERRING PARTY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE MATERIALS DOES NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS OF A THIRD PARTY.

(f) The Material Receiving Party assumes all liability for damages that may arise from its use, storage or disposal of the Materials. The Transferring Party shall not be liable to the Material Receiving Party for any loss, claim or demand made by the Material Receiving Party, or made against the Material Receiving Party by any Third Party, due to or arising from the use of the Materials, except to the extent such loss, claim or demand is caused by the gross negligence or willful misconduct of the Transferring Party.

ARTICLE 3

POST-RESEARCH TERM ACTIVITIES; GSK DILIGENCE

3.1 Development and Commercialization.

3.1.1 GSK Activities. GSK, either itself or by and through its Affiliates, Sublicensees or contractors, shall be solely responsible for all IND-enabling activities (except where GSK selects a Passed ROFO Target as a Selected Target in accordance with Section 2.2.4 and EPIZYME has commenced a GLP Toxicology Study directed to such Selected Target, or activities leading up to such GLP Toxicology Study, at the time of such selection by GSK, in which cases GSK shall assume such responsibility upon such selection) and for all other Development, manufacturing and Commercialization activities in connection with Licensed Compounds and Licensed Products, and all related Diagnostic Products, in the Field in the Territory.

3.1.2 EPIZYME Activities. During the [**] year period after the end of the Research Term (the “Advisory Period”), EPIZYME shall be available for, and shall provide consultation and advice to GSK as reasonably required with respect to GSK’s Development activities directed to Licensed Compounds and Licensed Products in the Field. Such consultation and advice, if provided via teleconference or videoconference, shall be provided [**] to GSK and, if provided in person (other than at a JSC meeting) at GSK’s facilities as may be mutually agreed by the Parties, shall be provided subject to GSK’s payment of EPIZYME’s travel expenses associated with the provision of such consultation and advice.

3.2 Diligence. GSK shall use Commercially Reasonable Efforts (itself or through an Affiliate or Sublicensee) to Develop, obtain Regulatory Approval for and Commercialize at least [**] with respect to each Selected Target in the [**] and the [**].

3.3 Reports. On a [**] and Selected Target-by-Selected Target basis, following the end of the Research Term and continuing until [**], GSK shall provide EPIZYME with written reports summarizing in reasonable detail (to the extent applicable) the material activities of GSK, its Affiliates and Sublicensees with respect to the then-current expected future plans and timetable for Development of Licensed Compounds, Licensed Products and Diagnostic Products in the Field in the Territory for each Licensed Product directed to a Selected Target. If EPIZYME has any questions with respect to the information set forth in any report provided by GSK under this Section 3.3, EPIZYME shall direct such questions to GSK’s Alliance Manager and GSK shall make reasonably available to EPIZYME appropriate technical or scientific personnel who are knowledgeable about the Development activities conducted by GSK to respond to such questions in a timely manner, via teleconference, in person or such other mode of communication as the Parties may mutually agree.

ARTICLE 4

GOVERNANCE

4.1 Joint Steering Committee. As soon as possible after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) as more fully described in this Section 4.1. The JSC shall have review, oversight and decision-making responsibilities for all activities performed under each Research Plan during the Research Term during the Collaboration, as more specifically provided herein. Each Party agrees to keep the JSC informed of its progress and activities under the Collaboration. The JSC may establish Subcommittees as set forth in Section 4.2.

4.1.1 Membership. The JSC shall be comprised of [**] representatives (or such other number of representatives as the Parties may agree) from each of GSK and EPIZYME. Each Party may replace any or all of its representatives on the JSC at any time upon written notice to the other Party in accordance with Section 13.7. Each representative of a Party shall have sufficient seniority and expertise in biotechnology and pharmaceutical drug discovery and development to participate on the JSC. Each Party may, subject to the other Party’s prior approval, invite non-member representatives of such Party to attend meetings of the JSC as non-voting participants, subject to the confidentiality obligations of Article 9. The Parties shall designate a chairperson (each, a “Chairperson”) to oversee the operation of the JSC, each such Chairperson to serve a twelve (12) month term. The right to name the Chairperson shall alternate between the Parties, with [**] designating the first such Chairperson, who shall initially be [**].

4.1.2 Meetings. The first scheduled meeting of the JSC shall be held no later than [**] unless otherwise agreed by the Parties, but in no event shall such JSC meeting be held later than [**] days after the Effective Date. Thereafter, prior to the expiration of the Research Term, the JSC shall meet in person at least [**], and more or less frequently as the Parties mutually deem appropriate, on such dates and at such places and times as provided herein or as the Parties shall agree. After the end of the Research Term, the JSC shall disband. Meetings of the JSC that are held in person shall alternate between the offices of the Parties, or such other location as the Parties may agree. The members of the JSC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate. Each Party will bear all expenses it incurs in regard to participating in all meetings of the JSC, including all travel and living expenses.

4.1.3 Minutes. The Alliance Manager from the Party other than the Party of the Chairman, shall be responsible for preparing and circulating minutes of each meeting of the JSC, setting forth, inter alia, an overview of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JSC and a list of any issues to be resolved by the Executive Officers pursuant to Section 4.1.5. Such minutes shall be effective only after approved by both Parties in writing. With the sole exception of specific items of the meeting minutes to which the members cannot agree and that are escalated to the Executive Officers as provided in Section 4.1.5, definitive minutes of all JSC meetings shall be finalized no later than [**] days after the meeting to which the minutes pertain. If, at any time during the preparation and finalization of the JSC minutes, the Parties do not agree on any issue with respect to the minutes, such issue shall be resolved by the escalation process set forth in Section 4.1.5. The decision resulting from the escalation process shall be recorded by the Alliance Manager in amended finalized minutes for such meeting.

4.1.4 Responsibilities. The JSC shall perform the following functions, subject to the final decision-making authority of the respective Parties as set forth in Section 4.1.5:

(a) review and monitor progress of the Collaboration;

(b) determine whether Target Validation has been achieved with respect to each Selected Target;

(c) review and approve changes to the Tractable Hit Criteria for each Selected Target;

(d) determine whether the applicable Tractable Hit Criteria have been achieved with respect to any Compound;

(e) review and approve changes to the Lead Candidate Criteria for each Selected Target;

(f) determine whether the applicable Lead Candidate Criteria have been achieved with respect to any Compound;

(g) review and approve changes to the Development Candidate Selection Criteria for each Selected Target;

(h) determine whether the applicable Development Candidate Selection Criteria have been achieved with respect to any Compound;

(i) serve as a forum for exchange of information and to facilitate discussions regarding the conduct of the Collaboration and the Development of Licensed Compounds, Licensed Products and Diagnostic Products hereunder;

(j) discuss and attempt to resolve any deadlocked issues submitted to it in accordance with the procedures established in Section 4.1.5;

(k) review and approve Research Plans submitted by the JPT;

(l) review and discuss ROFO Packages;

(m) such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed by the Parties from time to time; and

(n) review and monitor the transfer and delivery of Know-How and material to GSK that is provided for under Section 5.5.

For clarity, the JSC shall not have any authority beyond the specific matters set forth in this Section 4.1.4, and in particular shall not have any power to amend or modify the terms of this Agreement. In any case where a matter within the JSC’s authority arises, the JSC shall convene a meeting and consider such matter within [**] days after the matter is first brought to the JSC’s attention, or, if earlier, at the next regularly-scheduled JSC meeting.

4.1.5 Decisions. Except as otherwise provided herein, all decisions of the JSC shall be made by consensus, with each Party having one vote. If the JSC cannot agree on a matter within the JSC’s authority within [**] days after it has met and attempted to reach such decision, then, either Party may, by written notice to the other, have such issue referred to the Executive Officers for resolution. The Parties’ respective Executive Officers shall meet within [**] Business Days after such matter is referred to them, and shall negotiate in good faith to resolve the matter. If the Executive Officers are unable to resolve the matter within [**] days after the matter is referred to them, then (a) EPIZYME shall have final decision-making authority with respect to any matters arising with respect to its day-to-day implementation of the Research Plan during the Research Term, and (b) GSK shall have final decision-making authority with respect to all other matters arising in the conduct of the Collaboration, in each case subject to Section 4.1.6 below.

4.1.6 Limitations on Decision-Making Authority. The foregoing provisions of Section 4.1.5 notwithstanding, neither Party shall have the right to exercise its final decision-making authority to unilaterally: (a) determine that it has fulfilled any obligations under this Agreement or that the other Party has breached any obligation under this Agreement; (b) subject to Section 4.1.7, determine that milestone events required for the payment of milestone payments have or have not occurred; (c) make a decision that is expressly stated to require the mutual agreement of the Parties; or (d) otherwise expand its rights or reduce its obligations under this Agreement, including by making any unilateral changes to the Tractable Hit Criteria, the Lead Candidate Criteria or the Development Candidate Selection Criteria.

4.1.7 Disagreements Regarding Achievement of Certain Milestone Events. In the event of any disagreement between the Parties regarding the achievement of a milestone event set forth in Section 6.4 or Section 6.5 based on the achievement of Target Validation, Tractable Hit Criteria, Lead Candidate Criteria or Development Candidate Selection Criteria, EPIZYME shall, at GSK’s option, either (a) continue to conduct research activities during the Research Term directed to achieving the disputed milestone event to GSK’s reasonable satisfaction or (b) progress to activities with respect to the applicable Selected Target that are specified in the applicable Research Plan to be conducted following the achievement of such milestone event; provided that, if GSK requests that EPIZYME progress to such later stage activities (or if GSK itself progresses to Development activities that follow the disputed milestone event), then the disputed milestone event shall be deemed achieved once (i) EPIZYME or GSK, as applicable, undertakes [**] percent ([**]%) of the [**] set forth in the Research Plan for such later stage activities, or (ii) in the case of activities undertaken by GSK with respect to Development activities, GSK undertakes substantial activities not set forth in the Research Plan and that are designed to [**] for the applicable Licensed Compound.

4.2 Subcommittee(s). From time to time, the JSC may establish subcommittees to oversee particular projects or activities, as it deems necessary or advisable (each, a “Subcommittee”). Each Subcommittee shall consist of such number of members as the JSC determines is appropriate from time to time. Such members shall be individuals with expertise and responsibilities in the relevant areas such as high-throughput screening, protein generation, non-clinical Development, pharmacology, clinical Development, patents, process sciences, manufacturing, quality, regulatory affairs, product Development or product Commercialization, as applicable to the stage of the project or activity.

4.3 Joint Project Team. As soon as possible after the Effective Date, the Parties shall establish a joint project team (the “Joint Project Team” or “JPT”). The JPT shall be comprised of an equal number of representatives from each of GSK and EPIZYME with the appropriate scientific expertise with respect to the conduct of the Research Plans and shall meet on a [**]basis (or more or less frequently as agreed by the Parties) at EPIZYME’s facilities or via teleconference at such times as may be agreed by the Parties during the Research Term. The first scheduled meeting of the JPT shall be held as soon as possible after the Effective Date, but unless otherwise agreed by the Parties, no later than [**]. The JPT will report to the JSC and will be responsible for the day-to-day management of the conduct of the Research Plans including overseeing the conduct of experiments and reviewing data resulting from such experiments as set forth in the Research Plans, proposing amendments to the Research Plans, developing new Research Plans when Available Targets are chosen by GSK as Selected Targets, exchanging information regarding the Parties’ activities conducted during the Collaboration, and making recommendations to the JSC with respect to whether Compounds achieve the Tractable Hit Criteria, Lead Candidate Criteria or Development Candidate Criteria. Notwithstanding anything in this Agreement to the contrary, EPIZYME shall have the right to [**] of any Compound prior to such Compound’s achievement of the Lead Candidate Criteria, whether [**] at any JPT meeting, in any report or otherwise. All decisions of the JPT on matters for which it has responsibility shall be made unanimously. In the event that the JPT is unable to reach a unanimous decision within [**] days after it has met and attempted to reach such decision, then either Party may, by written notice to the other, have such issue submitted to the JSC for resolution in accordance with Section 4.1.5. Each Party will bear all expenses it incurs in regard to participating in all meetings of the JPT, including all travel and living expenses.

4.4 Patent Liaisons. Promptly (but no later than [**] days) after the Effective Date, the Parties shall each designate representative(s) to consult with the other Party’s representative(s) with respect to Patent prosecution and enforcement matters (the “Patent Liaisons”) as more fully described in this Section 4.4. The Patent Liaisons shall discuss, at such times, places and frequencies as either Patent Liaison determines is necessary, material issues and provide input to each other regarding the prosecution, maintenance, enforcement or defense of Collaboration IP, EPIZYME IP, EPIZYME Diagnostic IP, GSK IP and Joint IP. The Patent Liaisons shall be responsible for coordinating the implementation of each Party’s strategies for the protection of the foregoing intellectual property rights related to Licensed Compounds and EPIZYME Compounds, as applicable; provided, that such strategy for both Parties shall require the filing and prosecution of [**] with respect to [**] reasonably possible, with the [**] (the foregoing referred to herein as the “Patent Strategy”). All final decisions related to the prosecution, maintenance, enforcement or defense of any Collaboration IP, EPIZYME IP, EPIZYME Diagnostic IP, GSK IP and Joint IP shall be made by the Party with the right to control such prosecution, maintenance, enforcement or defense, as applicable, as set forth in Article 8.

4.5 Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual to act as alliance manager for such Party (each, an “Alliance Manager”). The Alliance Managers shall be the primary point of contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder, including preparing and finalizing minutes of the JSC meetings. The Alliance Managers shall attend all meetings of the JSC and shall be responsible for assisting the JSC in performing its oversight responsibilities. The name and contact information for each Party’s Alliance Manager, as well as any replacement(s) chosen by EPIZYME or GSK, in their sole discretion, from time to time, shall be promptly provided to the other Party in accordance with Section 13.7.

ARTICLE 5

LICENSE GRANTS

5.1 License Grants To GSK. Subject to the terms and conditions of this Agreement:

5.1.1 Licensed Products. Commencing upon each Target becoming a Selected Target and continuing during the remainder of the Term while such Target continues to be a Selected Target, EPIZYME hereby grants to GSK an exclusive right and license (even as to EPIZYME and its Affiliates) in the Field in the Territory, with the right to grant sublicenses (subject to Section 5.1.3), under the EPIZYME IP, EPIZYME Diagnostic IP, Collaboration IP Controlled by EPIZYME, and EPIZYME’s interest in the Joint IP, to research, Develop, make, have made, use, offer for sale, sell, import and otherwise Commercialize any and all Licensed Compounds and Licensed Products, in each case directed to such Selected Target.

5.1.2 Diagnostic Products. Commencing upon each Target becoming a Selected Target and continuing during the remainder of the Term while such Target continues to be a Selected Target, EPIZYME hereby grants to GSK an exclusive right and license (even as to

EPIZYME and its Affiliates) in the Field in the Territory, with the right to grant sublicenses (subject to Section 5.1.3), under EPIZYME Diagnostic IP, Collaboration IP Controlled by EPIZYME, and EPIZYME’s interest in the Joint IP, to research, Develop, make, have made, use, offer for sale, sell, import and otherwise Commercialize Diagnostic Products related to Licensed Products directed to such Selected Targets.

5.1.3 GSK’s Sublicensing Rights. GSK shall have the right to grant sublicenses under the rights granted to it under Sections 5.1.1 and 5.1.2 without the prior written consent of EPIZYME to any of GSK’s Affiliates and to Third Party service providers engaged by GSK in the ordinary course of business. GSK shall also have the right to grant sublicenses under the rights granted to it under Sections 5.1.1 and 5.1.2, without the prior written consent of EPIZYME, to any Third Party; provided however that GSK shall provide EPIZYME with a fully-executed copy of any agreement (redacted as necessary to protect confidential or commercially sensitive information) reflecting any such sublicense promptly after the execution thereof. Each sublicense granted by GSK under this Section 5.1.3 shall be subject to and consistent with the terms and conditions of this Agreement. GSK shall remain primarily liable for, and shall guarantee the performance of, its Affiliates and Sublicensees with respect to any sublicense granted pursuant to this Section 5.1.3.

5.2 License Grants to EPIZYME. Subject to the terms and conditions of this Agreement:

5.2.1 Research Grant and Grant-Back to EPIZYME. On a Selected Target by Selected Target basis, during the Research Term, GSK hereby grants to EPIZYME the non-exclusive, royalty-free license in the Field in the Territory, with the right to grant sublicenses (subject to Section 5.2.3), under (a) GSK IP that GSK determines in its sole discretion is necessary for the conduct of the Collaboration, (b) GSK’s rights under the licenses granted to GSK by EPIZYME under Sections 5.1.1 and 5.1.2, and (c) Collaboration IP Controlled by GSK and GSK’s interest in the Joint IP, in each case of (a) through (c) (inclusive) solely to permit EPIZYME to conduct its activities with respect to such Selected Target as contemplated under the applicable Research Plans as part of the Collaboration in accordance with the terms of this Agreement.

5.2.2 Dropped Targets. On a Dropped Target-by-Dropped Target basis, GSK hereby grants to EPIZYME a license in the Field in the Territory, with the right to grant sublicenses (subject to Section 5.2.3), under GSK IP directed to such Dropped Target, Collaboration IP Controlled by GSK, and GSK’s interest in the Joint IP, in each case to the extent used in connection with the Selected Target that became a Dropped Target, to research, Develop, make, have made, use, sell, offer for sale and import EPIZYME Compounds and EPIZYME Products directed to such Dropped Target, and all related EPIZYME Diagnostic Products. Such license to EPIZYME shall be co-exclusive (with GSK and its Affiliates); provided however that, such license shall be exclusive (even as to GSK and its Affiliates) (a) with respect to Collaboration IP Controlled by GSK and GSK’s interest in Joint IP, in each case that claim the composition of matter or method of use of any EPIZYME Compound or EPIZYME Product directed to such Dropped Target, and (b) with respect to Diagnostic IP Controlled by GSK that Covers the Development, manufacture or Commercialization of EPIZYME Diagnostic Products that are related to any EPIZYME Compound or EPIZYME Product for which EPIZYME is granted an exclusive license under the foregoing clause (a).

5.2.3 EPIZYME’s Sublicensing Rights. Subject to Section 7.1.2(b), EPIZYME may grant sublicenses under the rights granted to it under Section 5.2.1 without the prior written consent of GSK to EPIZYME Affiliates and Third Party service providers engaged by EPIZYME in the ordinary course of business (for example and without limitation, to synthesize Compounds). EPIZYME may also grant sublicenses under the rights granted to it under Section 5.2.2, without the prior written consent of GSK, to any EPIZYME Affiliate or Third Party; provided however that EPIZYME shall provide GSK with written notice of any such sublicense. Each sublicense granted by EPIZYME under this Section 5.2.3 shall be subject to and consistent with the terms and conditions of this Agreement. EPIZYME shall remain primarily liable for, and shall guarantee the performance of, its Affiliates and Sublicensees with respect to any sublicense granted pursuant to this Section 5.2.3. EPIZYME shall require (by entering into written agreements implementing the terms of this Section 5.2.3) that its employees and Affiliates, and EPIZYME shall use Commercially Reasonable Efforts to require that its Third Party service providers, sublicensees and subcontractors, execute any assignment or other documents as may be reasonably required for the purpose of vesting in EPIZYME all license and other intellectual property rights and moral rights arising from the activities conducted by such employees, Affiliates, Third Party service providers, sublicensees and subcontractors on behalf of EPIZYME under this Agreement, to the extent necessary for EPIZYME to grant to GSK the rights and licenses granted to GSK under this Agreement.

5.3 Rights Retained by the Parties. For purposes of clarity, each Party retains the right under Know-How and Patents Controlled by such Party to the extent necessary to exercise its rights and perform its obligations under this Agreement, and any rights of EPIZYME or GSK, as the case may be, not expressly granted to the other Party pursuant to this Agreement shall be retained by such Party. In addition, subject to the exclusivity obligations set forth in Section 7.1, EPIZYME retains the right, under Patents and Know-How Controlled by EPIZYME, including its interest in Joint IP, to perform ongoing platform discovery activities.

5.4 Section 365(n) of the Bankruptcy Code. All rights and licenses granted pursuant to any section of this Agreement are rights and licenses to “intellectual property” (as defined in Section 101(35A) of title 11 of the United States Code (the “Bankruptcy Code”)). Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

5.5 Technical Transfer and Disclosure of Know-How. On a Selected Target by Selected Target basis, promptly following declaration by the JSC that a Licensed Compound has met the Development Candidate Criteria, to the extent not previously transferred and delivered to GSK, EPIZYME shall transfer and deliver to GSK, at EPIZYME’s cost (in order to enable GSK to practice under the licenses but without expanding the licenses granted to GSK under Section 5.1), EPIZYME Know-How and Collaboration Know-How (including material) in its Control relating to such Selected Target and all Licensed Compounds and Licensed Products directed to such Selected Target and Collaboration Know-How in its Control relating to Diagnostic Products relating to such Licensed Products, in each case as is reasonably necessary to enable GSK to Develop, manufacture and Commercialize the Licensed Compounds, Licensed Products and

Diagnostic Products as contemplated under this Agreement. Without limiting the foregoing, EPIZYME shall use Commercially Reasonable Efforts with respect to those activities for which it is responsible to facilitate orderly transition and uninterrupted Development, manufacture and Commercialization of all such Licensed Compounds and Licensed Products directed to such Selected Target and all Diagnostic Products relating to such Licensed Products. After the transfer described above, EPIZYME shall use Commercially Reasonable Efforts, upon the reasonable request of GSK, to cooperate with GSK to provide GSK with Know-How, at EPIZYME’s cost, to the extent not previously transferred and delivered to GSK, to which EPIZYME obtains Control as it may be developed, identified or exist and to which GSK has a license under Section 5.1 of this Agreement. For purposes of clarity, to the extent of early termination of one or more Selected Targets pursuant to Section 12.3.1 for EPIZYME’s material breach, then (a) with respect to any Selected Target which has not been terminated, EPIZYME shall continue to comply with this Section 5.5 to the extent applicable, and (b) with respect to Selected Targets which have been terminated, if the termination occurs during the Research Term, EPIZYME’s obligations under the Research Plans applicable to such terminated Selected Targets shall terminate and EPIZYME shall cooperate with GSK to promptly provide GSK with any and all Know-How in its Control as of the effective date of such termination that would be reasonably necessary for GSK to continue its performance under this Agreement in relation to the terminated Selected Targets, to the extent such has not already been provided to GSK and without expanding the licenses granted to GSK pursuant to Section 5.1 (as contemplated in Section 12.5.2).

ARTICLE 6

FINANCIAL TERMS; EQUITY OPTION

6.1 Upfront Fee. In partial consideration for the licenses granted to GSK hereunder, GSK shall pay EPIZYME a non-refundable, non-creditable payment of Twenty Million Dollars ($20,000,000). Such payment shall be payable by wire transfer of immediately available funds in accordance with wire transfer instructions of EPIZYME provided in writing to GSK on or prior to the Effective Date. Such payment shall be made within [**] Business Days after GSK’s receipt of an invoice from EPIZYME on or after the Effective Date, which invoice shall be sent in PDF format to [**] with a copy to [**].

6.2 Research Funding. GSK shall make non-refundable, non-creditable payments (the “Research Payments”) to EPIZYME for activities to be undertaken by EPIZYME under the Research Plans as follows:

(a) Commencing on the first (1st) anniversary of the Effective Date and the date that is the first day of each Calendar Quarter after the first anniversary of the Effective Date, GSK shall pay equal Calendar Quarterly installments of Seven Hundred Fifty Thousand Dollars ($750,000.00) to EPIZYME for eight (8) consecutive Calendar Quarters (with the first such Calendar Quarterly installment being due on the first anniversary of the Effective Date). For illustrative purposes only, if the Effective Date of the Agreement is January 8, 2011, then the first Research Payment would become due on January 8, 2012, and the second Research Payment would become due on April 1, 2012.

(b) Commencing on the third (3rd) anniversary of the Effective Date and on the date that is the first day of each Calendar Quarter of the fourth (4th) year of the Research Term, GSK shall pay to EPIZYME advance Calendar Quarterly installments constituting the portion of the total FTE Costs and Out-of-Pocket Costs budgeted for such Calendar Quarter under the Research Plans pursuant to Section 2.3.3 (with the first such Calendar Quarterly installment being due on the third (3rd) anniversary of the Effective Date). Within [**] days following the end of the Research Term, the Parties shall conduct a reconciliation of actual FTE Costs and Out-of-Pocket Costs incurred by EPIZYME for activities conducted during the fourth (4th) year of the Research Term against the amount budgeted for such fourth (4th) year, and the Parties shall true up actual FTE Costs and Out-of-Pocket Costs to budgeted amounts, within [**] percent ([**]%) of the amount budgeted, for the fourth (4th) year of the Research Term through an appropriate reconciliation payment so that GSK’s research funding payments to EPIZYME with respect to the fourth (4th) year of the Research Term, net of such reconciliation payment, equal the actual FTE Costs and Out-of-Pocket Costs incurred by EPIZYME for activities conducted during the fourth (4th) year of the Research Term (but not more than [**]% of the budgeted amount). If EPIZYME determines it cannot complete the activities set forth in the Research Plans for the fourth (4th) year of the Research Term within [**] percent ([**]%) of the budgeted amounts, EPIZYME shall promptly notify GSK and, provided that such inability is not a consequence of EPIZYME’s failure to use Commercially Reasonable Efforts to complete such activities within such agreed budget, the Parties shall discuss and mutually agree on adjustments to the scope of activities or to the budget, or both, such that EPIZYME can complete the agreed activities within the agreed budget constraint.

(c) The Research Payments shall be used by EPIZYME solely to cover the costs of the conduct of the Research Plans that are incurred after the Effective Date. No later than [**] days after the end of each Calendar Year during which EPIZYME is conducting activities under the Collaboration, EPIZYME will submit to GSK reasonable documentation as may be requested by GSK, setting forth the costs incurred for such activities and the funds from the Research Payments that were applied to such costs for the preceding Calendar Year.

(d) GSK shall make the Research Payments within [**] days after receipt of an invoice from EPIZYME, which invoice shall be sent in PDF format to [**] with a copy to [**] (or such other email address(es) as may be notified to EPIZYME by GSK), but GSK shall not be required to make such payments earlier than the scheduled dates of payment set forth above.

6.3 Equity Option. GSK shall have the option, but shall not be required, to acquire up to ten percent (10%), in its discretion, of the securities issued in EPIZYME’s next Qualified Financing (as defined below) at the closing of such Qualified Financing and pursuant to the definitive agreements for such Qualified Financing (including customary limitations applicable to strategic investors that are consistent with limitations imposed on strategic investors in EPIZYME’s prior financings) as negotiated by and among EPIZYME and the lead investors in such Qualified Financing. Notwithstanding the foregoing, in no event shall GSK exercise such participation right to the extent that it would own more than 19.9% of EPIZYME’s outstanding capital stock upon the closing of such Qualified Financing (treating for this purpose as outstanding all shares of EPIZYME common stock issuable upon exercise of options outstanding immediately prior to such issue or upon conversion or exchange of convertible securities (including preferred stock) outstanding and assuming exercise of any outstanding options therefor). For purposes of this Agreement, “Qualified Financing” means the issuance of convertible preferred stock or other securities by EPIZYME after the Effective Date in exchange for a payment of cash in a financing round led by bona fide venture capital institutional investors (i.e., excluding investors that are controlled by or under common control with an operating company in the life sciences space), where at least one (1) such bona fide venture capital institutional investor is a new investor, in which EPIZYME raises gross proceeds of at least [**] Dollars ($[**]). For purposes of clarity, the option set forth in this Section 6.3 to acquire EPIZYME securities shall only apply to EPIZYME’s next Qualified Financing and shall not apply to any subsequent financings.

6.4 Target Validation and Tractable Hit Milestone Payments. For each of the second and third Selected Targets (but not with respect to the first Selected Target), GSK shall make a non-refundable, non-creditable milestone payment to EPIZYME of Two Million Dollars ($2,000,000) upon the achievement of Target Validation with respect to such Selected Target and GSK shall make a non-refundable, non-creditable milestone payment to EPIZYME of Two Million Dollars ($2,000,000) upon the identification of a Tractable Hit with respect to such Selected Target. For the avoidance of doubt, (x) none of the milestone payments specified in this Section 6.4 shall be payable more than [**] in aggregate, and none of such milestone payments shall be payable more than one time with respect to any applicable Selected Target, (y) the milestone payments specified in this Section 6.4 shall be payable with respect to each of the second and third Selected Targets with respect to which the milestones are met regardless of whether or not any prior Selected Target(s) have been dropped and (z) if Target Validation has been achieved or a Tractable Hit has been identified prior to the selection of an applicable Selected Target, the milestone payment specified in this Section 6.4 for the achievement of Target Validation or identification of a Tractable Hit, as applicable, with respect to such Selected Target shall be payable upon the selection of such Selected Target.

6.5 Development Milestones.

6.5.1 GSK shall make the non-refundable, non-creditable milestone payments to EPIZYME that are set forth below upon the first achievement by EPIZYME, GSK, or their respective Affiliates or Sublicensees of the milestone events set forth below with respect to each Selected Target, on a Selected Target-by-Selected Target basis (except as otherwise set forth below).

Milestone Event (For each Selected Target)	Milestone Payments (in $ [**])
[**]	[**	]
[**]	[**	]
[**]	[**	]
[**]	[**	]
[**]	[**	]

Milestone Event (For each Selected Target)	Milestone Payments (in $ [**])
[**]	[**	]
[**]	[**	]
[**]	[**	]
[**]	[**	]
[**]	[**	]
[**]	[**	]
[**]	[**	]

6.5.2 If, upon achievement of a particular milestone event set forth in the table in Section 6.5.1, any of the applicable previous milestone payments for milestone events [**] above set forth in the table in Section 6.5.1 has not been paid for such Selected Target, then such milestone payment(s) shall be payable concurrently with the payment for such subsequent achievement; provided that, if the applicable milestone payment that has not previously been paid is for milestone event [**], then the foregoing provisions of this sentence shall only require the payment of such missed milestone payment when the payment for the subsequent achievement relates to the third Selected Target. For the avoidance of doubt, nothing in this Section 6.5.2 shall require the payment of a milestone payment with respect to a Selected Target that is specified in Section 6.5.1 not to be payable with respect to such Selected Target.

6.5.3 Upon achievement by or on behalf of EPIZYME, its Affiliates or Sublicensees of a milestone event set forth in Section 6.4, in this Section 6.5 or in Section 6.6, GSK shall pay EPIZYME the corresponding milestone payment within [**] days after receipt of an invoice for the milestone payment from EPIZYME. Upon achievement by or on behalf of GSK, its Affiliates or Sublicensees of a milestone event, GSK shall promptly (but in no event more than [**] Business Days after achievement thereof) notify EPIZYME of such achievement, and GSK shall pay EPIZYME the corresponding milestone payment within [**] days after receipt of an invoice for the milestone payment from EPIZYME. Invoices shall be sent in PDF format to GSK’s Alliance Manager and [**] with a copy to [**] (or such other email address(es) as may be notified to EPIZYME by GSK).

6.5.4 If GSK chooses as a Selected Target any Passed ROFO Target, then upon such selection by GSK, GSK would pay any milestone payments set forth in this Section 6.5 or in Section 6.4 above that have been previously achieved by a Compound directed to such Passed ROFO Target; provided however that, the milestone payment set forth in Section 6.4 above would only be paid upon such selection by GSK if the milestone payment set forth in Section 6.4 above had not then previously been paid with respect to [**] other Selected Targets.

6.6 Additional Milestone for Diagnostic Products. GSK shall make a non-refundable, non-creditable milestone payment to EPIZYME of [**] Dollars ($[**]) upon the [**].

6.7 Sales Milestones. As to each of the sales milestone events set forth below, GSK shall pay EPIZYME the non-refundable, non-creditable sales milestone payments indicated below upon the first achievement by GSK, its Affiliates or Sublicensees of the success milestone events set forth below with respect to each Selected Target, on a Selected Target-by-Selected Target basis.

Sales Milestone Event (For Licensed Products directed to a Selected Target)	Milestone Payment (in $ [**])
First Calendar Year in which aggregate world-wide Net Sales of Licensed Product(s) directed to such Selected Target are greater than or equal to $[**]	[**	]

First Calendar Year in which aggregate world-wide Net Sales of Licensed Product(s) directed to such Selected Target are greater than or equal to $[**]	[**	]

First Calendar Year in which aggregate world-wide Net Sales of Licensed Product(s) directed to such Selected Target are greater than or equal to $[**]	[**	]

Upon achievement by or on behalf of GSK, its Affiliates or Sublicensees of a sales milestone event set forth in this Section 6.7, GSK shall promptly (but in no event later than the date on which the royalty report for the Calendar Quarter in which such achievement occurs is due pursuant to Section 6.10.1) notify EPIZYME of such achievement, and GSK shall pay EPIZYME the corresponding sales milestone payment within [**] days after receipt of an invoice for the milestone payment from EPIZYME. Such invoice shall be sent to GSK’s Alliance Manager and [**] with a copy to [**] (or such other email address(es) as may be notified to EPIZYME by GSK). For the avoidance of doubt, more than one of the foregoing sales milestone payments may be earned and become payable with respect to Licensed Products directed to any given Selected Target in the same Calendar Year based on aggregate world-wide Net Sales of Licensed Product(s) directed to such Selected Target during such Calendar Year.

6.8 Licensed Product Royalties.

6.8.1 Licensed Product Royalties. GSK shall pay EPIZYME incremental royalties on worldwide Annual Net Sales, on a Licensed Product-by-Licensed Product basis, at the royalty rates set forth in the table below:

Worldwide Annual Net Sales	Incremental Royalty Rates
Portion up to but not including $[**]	[**	]%

Portion equal to or greater than $[**] up to but not including $[**]	[**	]%

Portion equal to or greater than $[**]	[**	]%

For example, if worldwide Annual Net Sales of a Licensed Product were $[**], the royalties payable with respect to such Annual Net Sales, subject to adjustment as set forth in this Section 6.8 below, would be [**].

Notwithstanding the foregoing, with respect to Licensed Products containing Licensed Compounds that are first identified by screening a GSK compound library at any time during the Research Term (provided that the Parties have mutually agreed to conduct such screening), the foregoing royalty rates shall be reduced to [**] percent ([**]%) of the otherwise applicable royalty rates.

6.8.2 Royalty Term and Adjustments.

(a) GSK’s royalty obligations to EPIZYME under this Section 6.8 shall commence on a country-by-country and Licensed Product-by-Licensed Product basis on the date of First Commercial Sale by GSK, its Affiliates or Sublicensees to an unaffiliated Third Party of the relevant Licensed Product in the relevant country and shall expire on a country-by-country basis and Licensed Product-by-Licensed Product basis upon the later of the following (the “Royalty Term” for each Licensed Product), as applicable:

(i) the expiration of Patent-Based Exclusivity with respect to such Licensed Product in such country; or

(ii) the [**] anniversary of the First Commercial Sale of such Licensed Product in such country by GSK, its Affiliates or Sublicensees.

(b) The foregoing provisions of this Section 6.8 notwithstanding, the royalties payable with respect to Net Sales of Licensed Products shall be reduced, on a Licensed Product-by-Licensed Product and country-by-country basis, to [**] percent ([**]%) of the amounts otherwise payable pursuant to 6.8.1 during any portion of the Royalty Term when Patent-Based Exclusivity does not apply to such Licensed Product in such country (hereinafter, the “Know-How Royalty”).

6.8.3 Royalty Reduction for Comparable Third Party Product Competition. If, on a Licensed Product-by-Licensed Product, country-by-country and Calendar Quarter-by-Calendar Quarter basis, Comparable Third Party Product Competition is present with respect to such Licensed Product in such country during such Calendar Quarter, then the royalties payable with respect to Net Sales of such Licensed Product pursuant to Sections 6.8.1 and 6.8.2 in such country during such Calendar Quarter shall be reduced to [**] percent ([**]%) of the royalties otherwise payable pursuant to Sections 6.8.1 and 6.8.2.

6.8.4 Third Party Payments. GSK shall be entitled to credit against the royalties due to EPIZYME upon Net Sales of a Licensed Product in a country an amount equal to [**]percent ([**]%) of the total royalties paid by GSK to Third Parties with respect to license rights to Third Party Patents or Know-How necessary for the manufacture, use, offer for sale, sale or importation of such Licensed Product in such country; provided however that, all such credits pursuant to this Section 6.8.4 shall not reduce the royalties payable to EPIZYME with respect to any Licensed Product in any country to less than [**] percent ([**]%) of the royalties otherwise due to EPIZYME pursuant to Sections 6.8.1, 6.8.2, and 6.8.3; and provided further that, GSK shall have the right to carry forward for application against royalties payable to EPIZYME with respect to Net Sales of such Licensed Product in such country in future periods any amount that is not so credited due to the limitation in the immediately preceding proviso. In the event EPIZYME enters into a Patent or Know-How license with a Third Party that is necessary for its activities and necessary for the manufacture, use, offer for sale, sale or importation of a Licensed Product in a country after the Effective Date, (it being understood that EPIZYME is not a party to any such relevant Third Party licenses as of the Effective Date), under which EPIZYME is entitled to grant a sublicense to GSK, GSK will have the right to obtain such sublicense from EPIZYME; provided however that, (a) if GSK elects to obtain such sublicense, GSK would pay one hundred percent (100%) of the amounts payable to the Third Party on account of such sublicense (either directly to the Third Party licensor or to EPIZYME, as the Parties shall reasonably agree with the goal of ensuring timely payment to the Third Party) and GSK shall be entitled to credit against the royalties due to EPIZYME upon Net Sales of such Licensed Product in such country an amount equal to [**] percent ([**]%) of the amounts paid by GSK (either directly or indirectly through EPIZYME) to such Third Party with respect to such license rights for such Licensed Product in such country, subject to the same limitations described in the provisos at the end of the immediately preceding sentence, and (b) if GSK does not pay one hundred percent (100%) of the amounts payable to such Third Party on account of such sublicense to GSK, such Third Party Patent or Know-How shall be excluded from the licenses granted to GSK hereunder (i.e., if GSK does not pay such amounts with respect to sublicenses that would otherwise be granted to GSK under Third Party license(s) entered into by EPIZYME, the corresponding license rights shall not be sublicensed to GSK and EPIZYME shall be deemed not to Control such licensed intellectual property for purposes of the licenses granted to GSK hereunder).

6.9 Royalties for EPIZYME Products.

6.9.1 Royalty Rates. EPIZYME shall pay GSK incremental royalties on worldwide Annual Net Sales of EPIZYME Products directed to Eligible Dropped Targets (each, a “Royalty-Bearing EPIZYME Product”) on a Royalty-Bearing EPIZYME Product-by- Royalty-Bearing EPIZYME Product basis, at the royalty rates set forth in the table below:

Worldwide Annual Net Sales	Incremental Royalty Rates
Portion up to but not including $[**]	[**	]%

Portion equal to or greater than $[**] up to but not including $[**]	[**	]%

Portion equal to or greater than $[**]	[**	]%

6.9.2 Royalty Adjustments and Royalty Term for Royalty-Bearing EPIZYME Products. The provisions of Sections 6.8.2, 6.8.3, and 6.8.4 shall apply, mutatis mutandis, to EPIZYME’s obligations to pay royalties under Section 6.9.1, with all references to “GSK” in Sections 6.8.2, 6.8.3, and 6.8.4 replaced by “EPIZYME,” all references to “EPIZYME” in Sections 6.8.2, 6.8.3, and 6.8.4 replaced by “GSK” and all references to “Licensed Compound” or “Licensed Product” in Sections 6.8.2, 6.8.3, and 6.8.4 replaced with “EPIZYME Compound” or “Royalty-Bearing EPIZYME Product.”

6.10 Reports; Sales Milestones; Royalty Payments.

6.10.1 Until the expiration of all applicable Royalty Terms and sales milestone obligations under this Article 6, each Party agrees to make written reports to the other Party within [**] days after the end of each Calendar Quarter covering sales of Licensed Products or Royalty-Bearing EPIZYME Products, as applicable, on a product-by-product and country-by-country basis in the Territory by such Party, its Affiliates and Sublicensees during such Calendar Quarter. The information contained in each report under this Section 6.10 shall be considered Confidential Information of the Party providing the report.

6.10.2 Each such written report shall provide Net Sales by country by Licensed Product or Royalty-Bearing EPIZYME Product, as applicable, for the period in question, adjustments (if any) made pursuant to Sections 6.8.2, 6.8.3, 6.8.4 and 6.9.2 and a calculation of royalties due. In addition to the foregoing, each such written report provided by GSK to EPIZYME shall contain a calculation of sales milestones due, if any.

6.10.3 Concurrent with the delivery of each such report, the Party delivering such report shall make the royalty payment due the other Party under Article 6 for the Calendar Quarter covered by such report. In the case of transfers or sales of any Licensed Product or Royalty-Bearing EPIZYME Product, as applicable, between the royalty-paying Party and an Affiliate or Sublicensee of such Party, a royalty shall be payable only with respect to the sale of such Licensed Product or Royalty-Bearing EPIZYME Product to an independent Third Party that is not an Affiliate or Sublicensee of the seller.

6.11 Methods of Payments. All payments due from one Party (the “Payor”) to the other Party (the “Payee”) under this Agreement shall be paid in Dollars by wire transfer to a bank in the United States designated in writing by the Payee.

6.12 Accounting.

6.12.1 Payor agrees to keep, and to require its Affiliates and Sublicensees to keep, full, clear and accurate records for a minimum period of [**] years after the relevant payment is owed pursuant to this Agreement, setting forth the sales and other disposition of Licensed Products and Royalty-Bearing EPIZYME Products sold or otherwise disposed of in sufficient detail to enable royalties and compensation payable to the Payee hereunder to be determined.

6.12.2 Payor further agrees, upon not less than [**] days prior written notice, to permit, and to require its Affiliates and Sublicensees to permit, the books and records relating to such Licensed Product or Royalty-Bearing EPIZYME Product to be examined by an independent accounting firm selected by Payee and reasonably acceptable to Payor for the purpose of verifying reports provided by Payor under this Article 6. Such audit shall not be performed more frequently than [**] in any twelve (12)-month period, and shall be conducted under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy and completeness of all financial, accounting and numerical information and calculations provided under this Agreement. The independent accounting firm shall have the right to make copies of relevant portions of Payor’s books and records; provided however that any such copies shall be the Confidential Information of Payor, shall be protected by appropriate confidentiality obligations and shall not be shared with Payee or any other Person. The sole deliverable to the Payee shall be a copy of the accounting firm’s final report, which also shall be provided to the Payor at the same time.

6.12.3 Such examination is to be made at the expense of Payee, except if the results of the audit reveal an underpayment of royalties or sales milestone payments under this Agreement of [**] percent ([**]%) or more in any Calendar Year, in which case reasonable audit fees for such examination shall be paid by Payor.

6.12.4 With respect to Net Sales invoiced in Dollars, the Net Sales and the amounts due hereunder will be expressed in Dollars. With respect to Net Sales invoiced in a currency other than Dollars, the Net Sales and amounts due hereunder will be reported in Dollars, calculated using the standard methodologies employed by Payor for consolidation purposes. As of the Effective Date, the method utilized by GSK’s group reporting system uses spot exchange rates sourced from Reuters/Bloomberg.

6.13 Taxes.

6.13.1 EPIZYME warrants that, as of the Effective Date, EPIZYME is resident for tax purposes in the United States and that EPIZYME is entitled to relief from United Kingdom income tax under the terms of the double tax agreement between the United Kingdom and the United States (the “US/UK Treaty”). EPIZYME shall notify GSK immediately in writing in the event that EPIZYME ceases to be entitled to such relief. GSK shall pay royalty income and any other payments under this Agreement to EPIZYME by deducting tax at the applicable rate specified in the US/UK Treaty; provided however that, GSK acknowledges and agrees that as of the Effective Date such applicable tax rate under the US/UK Treaty is zero percent (0%); provided further that, this rate may increase if the US/UK Treaty is amended. EPIZYME agrees to indemnify and hold harmless GSK against any loss, damage, expense or liability arising in any way from a breach of the above warranties or any future claim by a UK tax authority or other similar body in the United Kingdom alleging that GSK was not entitled to deduct withholding tax on such payments at source at the rate specified in the US/UK Treaty. Subject to the foregoing, any tax paid or required to be withheld by GSK for the benefit of EPIZYME on account of any royalties or other payments payable to EPIZYME under this Agreement shall be deducted from the amount of royalties or other payments otherwise due and remitted to the proper taxing authority on behalf of EPIZYME. GSK shall secure and send to EPIZYME proof of any such taxes withheld and paid by GSK for the benefit of EPIZYME, and shall, at EPIZYME’s request, provide reasonable assistance to EPIZYME in recovering such taxes or in claiming exemption from such deductions or withholdings under any applicable double taxation treaty or similar agreement. If GSK assigns its rights under this Agreement in accordance with Section 13.4 and as a result of such assignment a greater amount of tax is required to be withheld from the payments to EPIZYME under this Agreement than would have been withheld in the absence of such assignment, then the assignee shall be obligated to pay EPIZYME such additional amounts as may be necessary to ensure that EPIZYME receives the same net amount after such increased withholding as it would have received in the absence of such assignment.

6.13.2 In the event royalties or any other payments are owed from EPIZYME to GSK on which United States withholding tax is required and a reduced rate of withholding is available under the US/UK Treaty, GSK shall provide EPIZYME with a signed and completed U.S. Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding,” to secure the reduced rate of withholding specified in the US/UK Treaty. GSK agrees to indemnify and hold harmless EPIZYME against any loss, damage, expense or liability arising in any way from any future claim by a US tax authority or other similar body in the United States alleging that EPIZYME was not entitled to deduct withholding tax on such payments at source at the rate specified in the US/UK Treaty. Subject to the foregoing, any tax paid or required to be withheld by EPIZYME for the benefit of GSK on account of any royalties or other payments payable to GSK under this Agreement shall be deducted from the amount of royalties or other payments otherwise due and remitted to the relevant taxing authority on behalf of GSK. EPIZYME shall secure and send to GSK proof of any such taxes withheld and paid by EPIZYME for the benefit of GSK, and shall, at GSK’s request, provide reasonable assistance to GSK in recovering such taxes or in claiming exemption from such deductions or withholdings under any applicable double taxation treaty or similar agreement.

6.14 Late Payments. Any undisputed amount owed by Payor to Payee under this Agreement that is not paid on or before the date such payment is due shall bear interest at a rate per annum equal to the lesser of the prime or equivalent rate per annum quoted by The Wall Street Journal on the first Business Day after such payment is due, plus [**] percent ([**]%), or the highest rate permitted by applicable Law, calculated on the number of days such payments are paid after such payments are due and compounded monthly. Interest shall not accrue on undisputed amounts that were paid after the due date as a result of mistaken Payee actions (e.g., if a payment is late as a result of Payee providing an incorrect account for receipt of payment). In addition, the Payor shall reimburse the Payee for all costs, including attorneys’ fees and legal expenses, incurred in the collection of late payments; provided however that the foregoing shall not apply to payments disputed in good faith by the Payor unless the Payee is successful in such dispute or the Payor ceases to dispute such payments.

ARTICLE 7

EXCLUSIVITY

7.1 Selected Target Exclusivity.

7.1.1 During the Term. Except pursuant to this Agreement, on a Selected Target-by-Selected Target basis, during the Term, [**] respective Affiliates shall, except as otherwise permitted in Section 7.1.2, either (a) alone or with or for any Third Party, [**] in the [**] any [**] to any Selected Target, or (b) grant a license or sublicense to, or otherwise assist or contract with any Third Party, to [**] in the [**] any [**] to any Selected Target.

7.1.2 Exceptions. Notwithstanding the foregoing:

(a) after [**] has been [**] for a Licensed Product directed to any Selected Target, (i) [**] may [**] Compounds (excluding Licensed Compounds and Licensed Products, and related Diagnostic Products) directed to such Selected Target and not Covered by any EPIZYME IP, EPIZYME Diagnostic IP, Collaboration IP or Joint IP, and (ii) [**] may [**] Compounds (excluding Licensed Compounds and Licensed Products, and related Diagnostic Products) directed to such Selected Target and not Covered by any GSK IP, Collaboration IP or Joint IP;

(b) if a Change of Control Event occurs with respect to EPIZYME, and the Third Party that acquires, combines with or comes to control EPIZYME as a result of such Change of Control Event (or any of such Third Party’s then-existing Affiliates) already has a program that existed prior to the Change of Control Event that would otherwise violate Section 7.1.1 above at the time of such Change of Control Event, such Third Party (or Affiliate) shall be permitted to continue such program after such Change of Control Event and such continuation shall not constitute a violation of Section 7.1.1 above; provided however that (i) none of the EPIZYME IP, EPIZYME Diagnostic IP, GSK IP, Collaboration IP Controlled by either Party, Joint IP, or other Patents or Know-How Controlled by GSK and licensed to EPIZYME hereunder (if any) shall be used in such Third Party’s (or such Third Party’s Affiliate’s) program, and (ii) the research or Development activities required under this Agreement shall be conducted separately from any research or Development activities directed to such Third Party’s (or such Third Party’s Affiliate’s) program, including the maintenance of separate lab notebooks and records (password-protected to the extent kept on a computer network) and separate personnel working on each of the activities under this Agreement and the activities covered under such Third Party’s program. EPIZYME shall adopt reasonable procedures to limit the dissemination of Sensitive Information to only those personnel having a need to know such Sensitive Information in order for EPIZYME and/or the Change of Control party, as applicable, to perform its obligations or to exercise its rights under this Agreement, including, in furtherance of the foregoing goal, adoption of reasonable procedures to prohibit and limit the use and disclosure of Sensitive Information for competitive reasons against GSK and its Affiliates, including the use of Sensitive Information for the research, Development or Commercialization of Compounds, and to prohibit or limit Sensitive Information from being disclosed to or used by any person who is also working on or making scientific, intellectual property or commercial decisions regarding Compounds at the time of receipt or use of any Sensitive Information, or within [**] years following receipt or use of any Sensitive Information. For the purpose of this Section 7.1.2(b), “Sensitive Information” means all Confidential Information of GSK with respect to: the Research Plans; reports or data provided pursuant to Section 2.5; reports or timelines provided pursuant to Section 3.3; invoice details, royalty related reports or other commercially-sensitive GSK information; information related to GSK prosecution efforts or the status of GSK enforcement efforts; information related to research, Development, manufacturing and Commercialization activities in connection with Licensed Compounds and Licensed Products directed to any Selected Target, and all related Diagnostic Products, but excluding, for purposes of clarity, any information related to any Selected Target which becomes a Dropped Target, any Licensed Compound which becomes an EPIZYME Compound, any EPIZYME Product comprising such EPIZYME Compound, or any related EPIZYME Diagnostic Product. The JSC, any Subcommittee(s) and the JPT, and their governance roles under the Agreement, as described in Sections 4.1, 4.2 and 4.3, shall be terminated; provided however that the Alliance Manager and the Patent Liaisons, and their respective roles, as described in Sections 4.4 and 4.5 shall be retained; and

(c) for the avoidance of doubt, and except as otherwise provided in this Agreement, nothing in this Section 7.1 shall be construed or interpreted to limit [**] rights to conduct [**], on its own or with or for a Third Party, directed to [**], or to [**] directed to [**].

ARTICLE 8

OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

8.1 Ownership.

8.1.1 Pre-Existing Patents and Know-How; Intellectual Property Arising Outside of This Agreement. EPIZYME shall retain all of its right, title and interest in, to and under the EPIZYME IP and EPIZYME Diagnostic IP existing prior to the Effective Date or arising outside of this Agreement, and GSK shall retain all of its rights, title and interest in, to and under the GSK IP existing prior to the Effective Date or arising outside of this Agreement, except to the extent that any such rights are expressly licensed by one Party to the other Party under this Agreement.

8.1.2 Intellectual Property Arising Under This Agreement.

(a) GSK shall be the sole owner of any Patents and Know-How discovered, developed, invented, conceived or reduced to practice solely by or on behalf of GSK under this Agreement (it being understood that any activities carried out by or on behalf of EPIZYME under this Agreement shall not be construed or interpreted to be carried out by or on behalf of GSK for purposes hereof), and GSK shall retain all of its right, title and interest thereto, except to the extent that any rights or licenses are expressly granted thereunder by GSK to EPIZYME under this Agreement.

(b) EPIZYME shall be the sole owner of any Patents or Know-How discovered, developed, invented, conceived or reduced to practice solely by or on behalf of EPIZYME under this Agreement (it being understood that any activities carried out by or on behalf of GSK under this Agreement shall not be construed or interpreted to be carried out by or on behalf of EPIZYME for purposes hereof), and EPIZYME shall retain all of its right, title and interest thereto, except to the extent that any rights or licenses are expressly granted thereunder by EPIZYME to GSK under this Agreement.

(c) Any Joint Patents or Joint Know-How shall be owned jointly by GSK and EPIZYME, and all rights, title and interest thereto shall be jointly owned by the Parties, subject to any rights or licenses that are expressly granted by one Party to the other Party under this Agreement. Except to the extent either Party is restricted by the licenses granted by one Party to the other Party pursuant to this Agreement, or the covenants contained herein, each Party shall be entitled to practice and license the Joint Know-How and the Joint Patents without restriction and without consent of, or (subject to the financial provisions of this Agreement) an obligation to account to, the other Party, and each Party hereby waives any right it may have under applicable Laws to require any such consent or accounting.

8.2 Prosecution and Maintenance of Patents. The Parties will perform their respective activities under this Article 8.2 in accordance with the Patent Strategy to the extent reasonably practicable and legally permissible.

8.2.1 EPIZYME Patents; EPIZYME Diagnostic Patents; Collaboration Patents Controlled by EPIZYME; Joint Patents.

(a) Subject to Sections 8.2.3, 8.2.4 and 8.2.5, as between the Parties, EPIZYME shall have the first right (but not the obligation) to Prosecute and Maintain the EPIZYME Patents, EPIZYME Diagnostic Patents, Collaboration Patents Controlled by EPIZYME, and Joint Patents. EPIZYME shall keep GSK informed as to material developments with respect to the Prosecution and Maintenance of such Patents, including by providing copies of all substantive office actions or any other substantive documents that EPIZYME receives from any patent office, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions.

(b) EPIZYME shall also provide GSK with a reasonable opportunity to substantively comment on Prosecution and Maintenance of EPIZYME Patents, EPIZYME Diagnostic Patents, Collaboration Patents Controlled by EPIZYME, and Joint Patents, in each case that Cover the Development, manufacture or Commercialization of any Licensed Compound, Licensed Product or Diagnostic Product, prior to taking material actions (including the filing of initial applications), and will in good faith consider any actions recommended by GSK. GSK shall have the right to review and make comments on and recommendations in relation to the Prosecution and Maintenance of such Patents; provided however that GSK does so promptly and consistent with any applicable filing deadlines.

8.2.2 GSK Patents; Collaboration Patents Controlled by GSK.

(a) Subject to Section 8.2.3, as between the Parties, GSK shall have the right (but not the obligation) to Prosecute and Maintain the GSK Patents and Collaboration Patents Controlled by GSK. GSK shall keep EPIZYME informed as to material developments with respect to the Prosecution and Maintenance of such Patents, including by providing copies of all substantive office actions or any other substantive documents that GSK receives from any patent office, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions.

(b) GSK shall also provide EPIZYME with a reasonable opportunity to substantively comment on the Prosecution and Maintenance of Collaboration Patents Controlled by GSK prior to taking material actions (including the filing of initial applications), and will in good faith consider any actions recommended by EPIZYME. EPIZYME shall have the right to review and make comments on and recommendations in relation to the Prosecution and Maintenance of such Collaboration Patents; provided however that EPIZYME does so promptly and consistent with any applicable filing deadlines.

8.2.3 Filing Decision or Prosecution Lapse. If, during the Term, the Party with the first right, pursuant to Sections 8.2.1, 8.2.2, 8.2.4 or 8.2.5, to Prosecute and Maintain an EPIZYME Patent, EPIZYME Diagnostic Patent, Collaboration Patent or Joint Patent, as applicable, in any country decides not to file such Patent or intends to allow such Patent to lapse or become abandoned without having first filed a substitute, the prosecuting or maintaining Party shall notify and consult with the other Party of such decision or intention at least [**] days prior to the date upon which the subject matter of such Patent shall become unpatentable or such Patent shall lapse or become abandoned, and such other Party shall thereupon have the right (but not the obligation) to assume the Prosecution and Maintenance thereof at its own expense with counsel of its own choice. Notwithstanding the foregoing, GSK shall not have the right pursuant to Section 8.2.1 to assume the Prosecution and Maintenance of any EPIZYME Patent, EPIZYME Diagnostic Patent, Collaboration Patent Controlled by EPIZYME or Joint Patent that is not related to any Selected Target, Licensed Compound, Licensed Product or Diagnostic Product.

8.2.4 Cooperation Regarding the Filing and Prosecution of Divisional Patent Applications. The Parties shall cooperate with one another, through their respective Patent Liaisons, to file and prosecute the EPIZYME Patents, EPIZYME Diagnostic Patents, Collaboration Patents and Joint Patents for which either Party is responsible for Prosecution and Maintenance pursuant to this Section 8.2, including in the furtherance of the Patent Strategy. Notwithstanding Section 8.2.1, with respect to divisional Patent applications (or other Patent applications Controlled by EPIZYME) that are primarily directed to Licensed Compound(s), Licensed Product(s) or Diagnostic Product(s) and not substantially directed to other compounds or products, as between the Parties GSK shall, subject to Section 8.2.3, have the right (but not the obligation) to Prosecute and Maintain such Patents. GSK shall keep EPIZYME informed as to material developments with respect to the Prosecution and Maintenance of such Patents, including by providing copies of all substantive office actions or any other substantive documents that GSK receives from any patent office, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions.

8.2.5 Notwithstanding Section 8.2.1, if, at such time as GSK reasonably determines that clinical proof-of-concept for such Licensed Product has been demonstrated by data generated in one or more Phase 2 Clinical Trials, GSK does not already have the right to control the Prosecution and Maintenance of the EPIZYME Patent, Joint Patent or Collaboration

Patent Controlled by EPIZYME that is reasonably likely to [**] the [**], then as between the Parties GSK shall, subject to Section 8.2.3, have the right (but not the obligation) to Prosecute and Maintain such EPIZYME Patent, Joint Patent or Collaboration Patent Controlled by EPIZYME, as the case may be, that is reasonably likely to [**] the [**]. GSK shall keep EPIZYME informed as to material developments with respect to the Prosecution and Maintenance of such Patent, including by providing copies of all substantive office actions or any other substantive documents that GSK receives from any patent office, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions.

8.3 Patent Costs. Each Party shall be responsible for all costs and expenses associated with its Prosecution and Maintenance activities under Section 8.2.

8.4 Defense of Claims Brought by Third Parties. If a Party becomes aware of any claim that the Development, manufacture or Commercialization of a Licensed Compound, Licensed Product or Diagnostic Product infringes the intellectual property rights of any Third Party, such Party shall promptly notify the other Party. In any such instance, the Parties shall as soon as practicable thereafter discuss in good faith regarding the best response to such notice, subject to Article 11.

8.5 Enforcement of EPIZYME Patents, EPIZYME Diagnostic Patents, Collaboration Patents and Joint Patents.

8.5.1 Duty to Notify of Infringement. If any Party learns of an infringement or threatened infringement by a Third Party with respect to any EPIZYME Patent, EPIZYME Diagnostic Patent, Collaboration Patent or Joint Patent, including actual or alleged infringement under 35 USC §271(e)(2) that is or would be competitive with a Licensed Compound, Licensed Product or Diagnostic Product (“Competitive Infringement”), such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such Competitive Infringement.

8.5.2 Enforcement of EPIZYME Patents and EPIZYME Diagnostic Patents. Subject to Section 8.5.4, GSK shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to any Competitive Infringement of EPIZYME Patents and EPIZYME Diagnostic Patents, by counsel of its own choice, and EPIZYME shall have the right, at its own expense, to be represented in such action by counsel of its own choice. If GSK fails to bring an action or proceeding within a period of [**] days after first being notified of such Competitive Infringement (or [**] days after being notified in the case of an action brought under the Hatch-Waxman Act or any ex-U.S. equivalent of the Hatch-Waxman Act), EPIZYME shall have the right to bring and control such an action by counsel of its own choice, and GSK shall have the right to be represented in any such action by counsel of its own choice at its own expense.

8.5.3 Enforcement of Collaboration Patents and Joint Patents that Cover Licensed Compounds. Subject to Section 8.5.4, GSK shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to any Competitive Infringement of Collaboration Patents and Joint Patents, by counsel of its own choice, and EPIZYME shall have the right, at its own expense, to be represented in such action by counsel of its own choice. If GSK fails to bring an action or proceeding within a period of [**] days after first being notified of such Competitive Infringement (or [**] days after being notified in the case of an action brought under the Hatch-Waxman Act or any ex-U.S. equivalent of the Hatch-Waxman Act), EPIZYME shall have the right to bring and control such an action by counsel of its own choice, and GSK shall have the right to be represented in any such action by counsel of its own choice at its own expense.

8.5.4 Enforcement of Collaboration Patents and Joint Patents that Cover EPIZYME Compounds. Notwithstanding anything in Section 8.5.2 or Section 8.5.3 to the contrary, EPIZYME shall have the sole right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to infringements of EPIZYME Patents, EPIZYME Diagnostic Patents, Collaboration Patents and Joint Patents that are or would be competitive with any EPIZYME Compound, EPIZYME Product or EPIZYME Diagnostic Product, by counsel of its own choice.

8.5.5 GSK Patents. For purposes of clarity, GSK shall have the sole right, at its own expense, to institute, prosecute, and control any action or proceeding with respect to any infringement of the GSK Patents, by counsel of its own choice.

8.5.6 Settlement. A settlement or consent judgment or other voluntary final disposition of a suit under this Section 8.5 may be entered into without the consent of the Party not bringing suit; provided however that any such settlement, consent judgment or other disposition of any action or proceeding by a Party under this Article 8 shall not, without the consent of the Party not bringing suit, (a) impose any liability or obligation on such Party, (b) include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the subject matter included under the exclusive licenses granted to such Party under this Agreement, or (c) conflict with or reduce the scope of the subject matter claimed in any Patent owned (solely or jointly) by the Party not bringing suit.

8.5.7 Cooperation. If one Party brings any such action or proceeding in accordance with this Section 8.5, the other Party agrees to be joined as a party plaintiff where legally required to initiate or maintain suit or collect damages, and to give the first Party reasonable assistance and authority to file and prosecute the suit.

8.5.8 Costs and Recoveries. The costs and expenses of the Party bringing suit under this Section 8.5 shall be borne by such Party, and any damages or other monetary awards recovered shall be shared as follows:

(a) the amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket costs incurred by each Party in connection with such action; and

(b) any remaining proceeds shall, in the case of suits with respect to Competitive Infringement relating to a Licensed Compound, Licensed Product or Diagnostic Product, be allocated between the Parties such that the Party bringing suit under this Section 8.5 retains [**] and the other Party retains [**] of such amount.

8.5.9 Regulatory Data Protection. To the extent required or permitted by applicable Law, GSK will use Commercially Reasonable Efforts to promptly, accurately and completely list, with the applicable Regulatory Authorities during the Term, all applicable Patents for any Licensed Product that GSK intends to, or has begun to, Commercialize and that have become the subject of an application for Regulatory Approval submitted to FDA, such listings to include all so called “Orange Book” listings required under the Hatch-Waxman Act and all so called “Patent Register” listings as required in Canada. Prior to such listings, the Parties will meet to evaluate and identify all applicable Patents. Notwithstanding the preceding sentence, GSK will retain final decision-making authority as to the listing of all applicable Patents for such Licensed Product, regardless of which Party owns such Patent.

8.5.10 Patent Term Extensions. EPIZYME and GSK shall discuss and seek to reach mutual agreement for which, if any, of the Patents within the EPIZYME Patents, EPIZYME Diagnostic Patents, Collaboration Patents, Joint Patents or GSK Patents the Parties shall apply to obtain patent term extensions, adjustments, restorations, or supplementary protection certificates under applicable Laws, based on the [**] of the Licensed Products or Diagnostic Products Covered by such Patents. If the Parties are unable to reach mutual agreement, GSK shall have the right to make the final decision.

ARTICLE 9

CONFIDENTIALITY

9.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Know-How or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to a Party’s past, present and future marketing, financial and research or Development activities of any product or potential product or useful technology of the Disclosing Party and the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

(a) was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

(d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

9.2 Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows:

(a) under appropriate confidentiality provisions similar to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including the rights to research, Develop and Commercialize Licensed Products or EPIZYME Products, as applicable, and to grant licenses and sublicenses hereunder);

(b) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, seeking and obtaining Regulatory Approval, conducting non-clinical activities or Clinical Trials, preparing and submitting INDs to Regulatory Authorities, marketing Licensed Products or EPIZYME Products, as applicable, or is otherwise required by applicable Law; provided however that if a Receiving Party is required by applicable Law to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure requirement and, if requested by the Disclosing Party, reasonably cooperate with the Disclosing Party to secure confidential treatment of such Confidential Information required to be disclosed;

(c) in communication with actual or potential investors, lenders, acquirors, merger partners, consultants, advisors, licensees, sublicensees, collaborators or others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or

(d) to the extent mutually agreed in writing by the Parties.

9.3 Press Release; Disclosure of Agreement.

9.3.1 Press Release. On or after the Effective Date, EPIZYME shall have the right to issue a public announcement of the execution of this Agreement, in the form agreed by the Parties as of the Effective Date. Thereafter, except as otherwise set forth in Section 9.3.2 or Section 9.3.3, EPIZYME shall not be free to issue any subsequent press release or other public disclosure regarding this Agreement or the Parties’ activities hereunder, or any results or data arising hereunder, except (a) with GSK’s prior written consent, which shall not be unreasonably withheld, or (b) for any disclosure that is reasonably necessary to comply with applicable securities exchange listing requirements or other applicable Laws; provided however that with respect to (b) the announcing party shall determine, in consultation with legal counsel, whether such disclosure is required under such securities exchange listing requirements or other applicable Laws, and if so required, shall take reasonable steps to minimize such disclosure while remaining in compliance with such requirements or applicable Laws.

9.3.2 Exceptions. EPIZYME shall have the right to issue press releases or other public disclosures with respect to the following matters, (i) with GSK’s prior consent as provided in Section 9.3.1, or (ii) without obtaining consent from GSK if such information has become public other than through a breach by EPIZYME of the confidentiality provisions of this Article 9:

(a) completion of clinical trials and top line results thereof;

(b) submissions of INDs to Regulatory Authorities in the U.S., the EU, any country in the EU and Japan;

(c) the date and circumstances under which an IND becomes effective in the U.S., the EU, any country in the EU and Japan;

(d) completion of patient enrollments for clinical trials;

(e) filings for Regulatory Approval in the U.S., the EU, any country in the EU and Japan;

(f) Regulatory Approvals in the U.S., the EU, any country in the EU and Japan; and

(g) reimbursement decisions by governmental authorities in the U.S., the EU, any country in the EU and Japan.

In addition, EPIZYME shall have the right to issue press releases or other public disclosures with respect to the following matters without having to obtain the prior written consent of GSK:

(x)	any EPIZYME equity financing in which GSK participates in accordance with Section 6.3;

(y)	milestone achievements or payments relating to any milestone specified in this Agreement; and

(z)	information related to Dropped Targets, EPIZYME Compounds, EPIZYME Products and EPIZYME Diagnostic Products.

9.3.3 Disclosure of Agreement Terms.

(a) Except to the extent required by applicable Law or as otherwise permitted in accordance with this Section 9.3, including as permitted under Section 9.3.2, EPIZYME shall not make any public announcements concerning this Agreement or the subject matter hereof without the prior written consent of GSK, which shall not be unreasonably withheld, conditioned or delayed. Each Party agrees to provide to the other Party a copy of any public announcement regarding this Agreement or the subject matter hereof, as practicable under the circumstances, reasonably prior to its scheduled release, but in no event less than [**] Business Days. GSK shall have the right to expeditiously review and recommend changes to any such announcement by EPIZYME, and, except as otherwise required by securities exchange listing requirements or applicable Law, EPIZYME shall remove any Confidential Information of GSK that GSK reasonably deems to be inappropriate for disclosure.

(b) Notwithstanding the foregoing, to the extent information regarding this Agreement has already been publicly disclosed, either Party may subsequently disclose the same information to the public without the consent of the other Party; provided however that such subsequent disclosure does not materially alter the original meaning of the information disclosed. Each Party shall also be permitted to disclose the terms of this Agreement, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement, to any bona fide actual or potential acquirors, merger partners, licensees, sublicensees, collaborators, investors, lenders and professional advisors.

(c) Each Party shall give the other Party a reasonable opportunity to review those portions of all filings with the United States Securities and Exchange Commission (or any stock exchange, including Nasdaq, or any similar regulatory agency in any country other than the U.S.) describing the terms of this Agreement (including any filings of this Agreement) prior to submission of such filings, and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including the provisions of this Agreement for which confidential treatment should be sought.

9.4 Prior Disclosures of Confidential Information. Any and all Know-How or other confidential and proprietary information and materials, patentable or otherwise, in any form, which may have been exchanged between the Parties prior to the Effective Date, under the Confidential Disclosure Agreement between EPIZYME and GSK dated February 24, 2009 (the “Existing Confidentiality Agreement”), shall be deemed Confidential Information hereunder and shall be subject to the terms of this Article 9. This Agreement supersedes and replaces the Existing Confidentiality Agreement.

9.5 Remedies. Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at Law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 9.

9.6 Publications.

9.6.1 Restrictions on Publication. Neither Party nor its Affiliates shall publish or publicly disclose the results generated during the course of performing the Research Plans, or in the Development or Commercialization activities directed to any Selected Target conducted by either Party under this Agreement without the prior written consent of the other Party, except as otherwise expressly permitted in this Section 9.6, in Section 9.7 or otherwise in this

Agreement, including in Section 9.3.2. Both Parties (and their respective Affiliates and Sublicensees) shall be permitted to publish or publicly disclose results of activities conducted under the Research Plans under the Collaboration, subject to the prior review by the other Party for patentability and protection of its Confidential Information as described in this Section 9.6. In addition, GSK (and its Affiliates and Sublicensees) shall be permitted to publish or publicly disclose results generated in the course of conducting the Research Plans, or in the Development and Commercialization activities hereunder relating to Licensed Compounds and Licensed Products that are directed to Selected Targets, subject to the prior review by EPIZYME for patentability and protection of its Confidential Information as described in this Section 9.6. Notwithstanding the foregoing, as between EPIZYME and GSK, only EPIZYME shall have the right to publish or publicly disclose results of Collaboration activities (but not Confidential Information of GSK generated outside of the Collaboration) related to any Dropped Target, EPIZYME Compound or EPIZYME Product, and EPIZYME shall have the right to do so (a) in the case of Dropped Targets, EPIZYME Compounds or EPIZYME Products as to which EPIZYME is in possession of Confidential Information of GSK that GSK generated outside the Collaboration, subject to the submission and review procedure set forth in this Section 9.6 and (b) otherwise, without being subject to the submission and review procedure set forth in this Section 9.6.

9.6.2 Submission; Review. The Party seeking to publish results hereunder (the “Publishing Party”) shall provide the other Party (the “Reviewing Party”) with a copy of such proposed abstract, manuscript, or presentation no less than [**] days ([**] days in the case of abstracts) prior to its intended submission for publication. The reviewing Party shall respond in writing promptly and in no event later than [**] days ([**] Business Days in the case of abstracts) after receipt of the proposed material, with one or more of the following:

(a) comments on the proposed material, which the publishing Party shall consider in good faith;

(b) a specific statement of concern, based upon the need to seek patent protection or to block publication if the reviewing Party determines that the proposed disclosure is intellectual property that should be maintained as a trade secret to protect a Compound or any research or Development activities conducted under this Agreement; or

(c) an identification of the reviewing Party’s Confidential Information that is contained in the material reviewed.

9.6.3 Patent and Trade Secret Protection. In the event of concern over patent protection or whether maintaining a trade secret would be a priority, the publishing Party agrees not to submit such publication or to make such presentation that contains such information until the reviewing Party is given a reasonable period of time, and in no event less than [**] days, to seek patent protection for any material in such publication or presentation which it believes is patentable or to resolve any other issues or to abandon such proposed publication or presentation if the reviewing Party reasonably determines in good faith that maintaining such information as a trade secret is a commercially-reasonable priority. Any Confidential Information of the reviewing Party shall, if requested by the reviewing Party, be removed.

9.6.4 Review of Third Party Materials. With respect to any proposed abstracts, manuscripts or summaries of presentations by investigators or other Third Parties conducting activities under the Research Plans or Development with or on behalf of a Party hereunder and who have a right to seek to publish results or information hereunder to the same extent that GSK or EPIZYME (as the case may be) has the right to do so, such materials shall be subject to review by the other Party under this Section 9.6 to the same extent that GSK or EPIZYME (as the case may be) has the right to do so.

9.7 Clinical Trial Register. Notwithstanding Sections 9.1 and 9.6, each of GSK and EPIZYME shall have the right to publish summaries of data and results from any human clinical trials conducted by such Party under this Agreement on its clinical trials registry or on a government-sponsored database such as www.clinicaltrials.gov or other publicly available websites such as www.clinicalstudyresults.org, without requiring the consent of the other Party. The Parties shall reasonably cooperate if needed in order to ensure the publication of any such summaries of human clinical trials data and results as required on the clinical trial registry of each Party and any government-sponsored database such as clinicaltrials.gov or other publicly available websites such as www.clinicalstudyresults.org.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1 Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

(a) Such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) Such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c) This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

(d) The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any applicable Law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

(e) No government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Laws currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements except as may be required to conduct Clinical Trials or to seek or obtain Regulatory Approvals; and

(f) To its knowledge, it has not (i) employed and has not used a contractor or consultant that has employed, any individual or entity debarred by the FDA (or subject to a similar sanction of EMA), or, (ii) employed any individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA), in the conduct of any pre-clinical activities or clinical studies of Compounds.

10.2 Representations and Warranties of EPIZYME. EPIZYME hereby represents and warrants to GSK, as of the Effective Date, that (except as EPIZYME has disclosed to GSK as of the Effective Date):

(a) EPIZYME has the right to grant all rights and licenses it purports to grant to GSK with respect to the EPIZYME IP and EPIZYME Diagnostic IP under this Agreement;

(b) EPIZYME has not granted as of the Effective Date any right or license to any Third Party relating to any of the EPIZYME IP or EPIZYME Diagnostic IP that would conflict or interfere with or limit the scope of any of the rights or licenses granted to GSK hereunder;

(c) EPIZYME has not granted any liens or security interests on the EPIZYME IP or EPIZYME Diagnostic IP;

(d) Neither EPIZYME nor its Affiliates has received any written notice of any claim that any Patent or trade secret right owned or controlled by a Third Party would be infringed or misappropriated by the manufacture, use, sale, offer for sale or importation of Licensed Compounds, Licensed Products or Diagnostic Products by GSK, its Affiliates or Sublicensees as contemplated by this Agreement;

(e) To its knowledge, the EPIZYME IP and the EPIZYME Diagnostic IP are not being infringed or misappropriated by any Third Party.

10.3 Mutual Covenants. Each Party hereby covenants to the other Party that:

(a) All employees of such Party or its Affiliates working under this Agreement will be under the obligation to assign all right, title and interest in and to their inventions and discoveries, whether or not patentable, to such Party as the sole owner thereof;

(b) To the best of its knowledge without further duty of inquiry such Party will not (i) employ or use any contractor or consultant that employs, any individual or entity debarred by the FDA (or subject to a similar sanction of EMA) or, (ii) employ any individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA), in each of subclauses (i) and (ii) in the conduct of its activities under this Agreement; and

(c) Neither Party shall, during the Term, grant any right or license to any Third Party relating to any of the intellectual property rights it owns or Controls which would conflict with any of the rights or licenses granted to the other Party hereunder.

10.4 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. Without limiting the generality of the foregoing, each Party disclaims any warranties with regards to: (a) the success of any study or test commenced under this Agreement, (b) the safety or usefulness for any purpose of the technology or materials, including any Compounds, it provides or discovers under this Agreement; or (c) the validity, enforceability, or non-infringement of any intellectual property rights or technology it provides or licenses to the other Party under this Agreement.

ARTICLE 11

INDEMNIFICATION; INSURANCE

11.1 Indemnification by GSK. GSK shall indemnify, defend and hold harmless EPIZYME and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses, including the reasonable fees of attorneys and other professional Third Parties (collectively, “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

(a) the gross negligence or willful misconduct of GSK or its Affiliates and its or their respective directors, officers, employees and agents, in connection with GSK’s performance of its obligations or exercise of its rights under this Agreement;

(b) any breach of any representation or warranty or express covenant made by GSK under Article 10 or any other provision under this Agreement; or

(c) the research that is actually conducted by or on behalf of GSK (excluding any research carried out by or on behalf of EPIZYME hereunder in accordance with the Research Plans), the handling and storage by or on behalf of GSK of any chemical agents or other compounds for the purpose of conducting research by or on behalf of GSK, and the Development, manufacture, marketing, Commercialization and sale by GSK, its Affiliates or Sublicensees of any Licensed Compound, Licensed Product or Diagnostic Product, including (i) any product liability, personal injury, property damage or other damage, and (ii) infringement of any Patent or other intellectual property rights of any Third Party, in each case resulting from any of the foregoing activities described in this Section 11.1(c);

in each case, provided however that, such indemnity shall not apply to the extent EPIZYME has an indemnification obligation pursuant to Section 11.2 for such Loss.

Any Losses as to which GSK is required to indemnify EPIZYME pursuant to the foregoing clause (c)(ii) shall be deemed to be royalties paid by GSK to Third Parties with respect to license rights to Third Party Patents or Know-How necessary for the manufacture, use, offer for sale, sale or importation of the applicable Licensed Product in the applicable country, and for which the provisions of Section 6.8.4 shall apply.

11.2 Indemnification by EPIZYME. EPIZYME shall indemnify, defend and hold harmless GSK and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all Losses, arising out of or resulting from any and all Third Party Claims based upon:

(a) the gross negligence or willful misconduct of EPIZYME or its Affiliates or its or their respective directors, officers, employees and agents, in connection with EPIZYME’s performance of its obligations or exercise of its rights under this Agreement;

(b) any breach of any representation or warranty or express covenant made by EPIZYME under Article 10 or any other provision under this Agreement; or

(c) the research actually conducted by or on behalf of EPIZYME (excluding any research carried out by or on behalf of GSK or its Affiliate or Sublicensee; provided however that the research which is to be carried out by or on behalf of EPIZYME under the Research Plans hereunder shall not be considered or interpreted to be research carried out by or on behalf of GSK or its Affiliate or Sublicensee), the handling and storage by or on behalf of EPIZYME of any chemical agents or other compounds for the purpose of conducting research by or on behalf of EPIZYME, and the Development, manufacture, marketing, Commercialization and sale by EPIZYME, its Affiliate or Sublicensee of any EPIZYME Compound, EPIZYME Product or EPIZYME Diagnostic Product, including (i) any product liability, personal injury, property damage or other damage, and (ii) infringement of any Patent or other intellectual property rights of any Third Party, in each case resulting from any of the foregoing activities described in this Section 11.2(c);

in each case, provided however that, such indemnity shall not apply to the extent GSK has an indemnification obligation pursuant to Section 11.1 for such Loss.

Any Losses as to which EPIZYME is required to indemnify GSK pursuant to the foregoing clause (c)(ii) shall be deemed to be royalties paid by EPIZYME to Third Parties with respect to license rights to Third Party Patents or Know-How necessary for the manufacture, use, offer for sale, sale or importation of the applicable EPIZYME Licensed Product in the applicable country, and for which the provisions of Section 6.9.2 shall apply.

11.3 Procedure.

11.3.1 Notice of Claim. A Person entitled to indemnification under this Article 11 (an “Indemnified Party”) shall give prompt written notification to the Person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third-Party claim as provided in this Section 11.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice).

11.3.2 Assumption of Defense; Participation. Within [**] days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs and expenses, including reasonable attorneys’ fees, incurred by the Indemnified Party in defending itself within [**] days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense; provided however that, if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party in connection therewith. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

11.3.3 Settlements. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party.

11.4 Insurance.

11.4.1 EPIZYME’s Insurance Obligations. EPIZYME shall maintain, at its cost, insurance against liability and other risks associated with its activities and obligations under this Agreement, including its Clinical Trials, the Commercialization of EPIZYME Products and its indemnification obligations hereunder, in such amounts, subject to such deductibles and on such terms as are customary for a company such as EPIZYME for the activities to be conducted by it under this Agreement. EPIZYME shall furnish to GSK evidence of such insurance upon request.

11.4.2 GSK’s Insurance Obligations. GSK hereby represents and warrants to EPIZYME that it is self-insured against liability and other risks associated with its activities and obligations under this Agreement, including its Clinical Trials, the Commercialization of Licensed Products and its indemnification obligations hereunder, in such amounts and on such terms as are customary for large pharmaceutical companies in the pharmaceutical industry for the activities to be conducted by it under this Agreement. GSK shall furnish to EPIZYME evidence of such self-insurance upon request.

11.5 LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF ARTICLE 7 OR ARTICLE 9 OR FOR CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 11, NEITHER EPIZYME NOR GSK, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR SUBLICENSEES, WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF THEIR SUBLICENSEES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE 12

TERM AND TERMINATION

12.1 Term; Expiration.

12.1.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 12, shall remain in effect until it expires (the “Term”) as follows:

(a) On a Licensed Product-by-Licensed Product or EPIZYME Product-by-EPIZYME Product (as applicable) and country-by-country basis, this Agreement shall expire on the date of the expiration of all applicable Royalty Terms with respect to such Licensed Product or EPIZYME Product in such country; and

(b) This Agreement shall expire in its entirety upon the expiration of all applicable Royalty Terms under this Agreement with respect to all Licensed Products or EPIZYME Products (as applicable) in all countries in the Territory.

12.1.2 Effect of Expiration. After the expiration of the Term pursuant to Section 12.1.1 above, the following terms shall apply:

(a) After expiration of the Term (but not after early termination) with respect to any Licensed Product in a country pursuant to Section 12.1.1(a), GSK shall have an exclusive, fully-paid, royalty-free right and license, with the right to grant sublicenses, under the EPIZYME IP, EPIZYME Diagnostic IP, Collaboration IP Controlled by EPIZYME and EPIZYME’s interest in the Joint IP, in each case used at the time of such expiration, to continue to make, have made, use, sell, offer to sell and import such Licensed Product (and any related Diagnostic Product) in the Field in such country, for so long as it continues to do so.

(b) After expiration of the Term (but not after early termination) with respect to any EPIZYME Product in a country pursuant to Section 12.1.1(a), EPIZYME shall have an exclusive, fully-paid, royalty-free right and license, with the right to grant sublicenses, under GSK IP, Collaboration IP Controlled by GSK, and GSK’s interest in the Joint IP, in each case to the extent used at the time of such expiration, to continue to make, have made, use, offer to sell, sell and import such EPIZYME Product (and any related EPIZYME Diagnostic Product) in the Field in such country, for so long as it continues to do so.

(c) After expiration of the Term (but not after early termination) with respect to this Agreement in its entirety pursuant to Section 12.1.1(b), GSK shall have an exclusive, fully-paid, royalty-free right and license, with the right to grant sublicenses, under the EPIZYME IP, EPIZYME Diagnostic IP, Collaboration IP Controlled by EPIZYME and EPIZYME’s interest in the Joint IP, in each case used at the time of such expiration, to continue to make, have made, use, offer to sell, sell and import Licensed Products (and any related Diagnostic Products) in the Field in the Territory, for so long as it continues to do so.

(d) After expiration of the Term (but not after early termination) with respect to this Agreement in its entirety pursuant to Section 12.1.1(b), EPIZYME shall have an exclusive, fully-paid, royalty-free right and license, with the right to grant sublicenses, under GSK IP, Collaboration IP Controlled by GSK, and GSK’s interest in the Joint IP, in each case used at the time of such expiration, to continue to make, have made, use, offer to sell, sell and import EPIZYME Products (and any related EPIZYME Diagnostic Products) in the Field in the Territory, for so long as it continues to do so.

12.2 Unilateral Termination by GSK. GSK shall have the right, at its sole discretion, exercisable at any time to terminate this Agreement with respect to one or more Selected Targets upon ninety (90) days prior written notice to EPIZYME hereunder. In addition, GSK shall have the right, at its sole discretion, exercisable at any time to terminate this Agreement in its entirety upon ninety (90) days prior written notice to EPIZYME hereunder.

12.3 Termination for Cause.

12.3.1 Termination for Material Breach.

(a) Either Party (the “Non-Breaching Party”) may, without prejudice to any other remedies available to it under applicable Law or in equity, terminate this Agreement on a Selected Target-by-Selected Target basis if the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of its obligations hereunder with respect to such Selected Target (or Licensed Compounds or Licensed Products directed to such Selected Target, or any related Diagnostic Product), and such default shall have continued for [**] days (or, in the case of a payment breach, [**] Business Days) after written notice thereof was provided to the Breaching Party by the Non-Breaching Party, such notice describing the alleged breach. Subject to Section 12.3.2, any such termination of this Agreement under this Section 12.3.1 shall become effective at the end of such [**] day (or [**] Business Day, as applicable) cure period, unless:

(i) the Breaching Party has cured such breach or default prior to the expiration of such cure period; or

(ii) such breach is not susceptible to cure within such cure period even with the use of Commercially Reasonable Efforts, in which event the Non-Breaching Party’s right to termination shall be suspended only if and for so long as (A) the Breaching Party has provided to the Non-Breaching Party a written plan that is reasonably calculated to effect a cure, (B) such plan is reasonably acceptable to the Non-Breaching Party, and (C) the Breaching Party commits to and does carry out such plan; provided however that, unless otherwise mutually agreed by the Parties in such plan, in no event shall such suspension of the Non-Breaching Party’s right to terminate extend beyond [**] days after the original cure period.

(b) The right of either Party to terminate this Agreement, or a portion of this Agreement, as provided in this Section 12.3.1 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default.

12.3.2 Disagreement. If the Parties reasonably and in good faith disagree as to whether there has been a material breach, the Party that seeks to dispute that there has been a material breach may contest the allegation in accordance with Section 13.1. The cure period for any allegation made in good faith as to a material breach under this Agreement will, subject to Sections 12.3.1 and 13.2, run from the date that written notice was first received by the Breaching Party from the Non-Breaching Party.

12.4 Termination for Patent Challenges.

12.4.1 If GSK or any of its Affiliates or Sublicensees:

(a) commences or otherwise voluntarily determines to participate in (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order) any action or proceeding (including any patent opposition or re-examination proceeding), challenging or denying the validity of any EPIZYME Patent, EPIZYME Diagnostic Patent, Collaboration Patent Controlled by EPIZYME, or Joint Patent, in each case that is exclusively licensed to GSK hereunder, or any claim of any of the foregoing; or

(b) actively assists any other Person (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order) in bringing or prosecuting any action or proceeding (including any patent opposition or re-examination proceeding) challenging or denying the validity of any of such Patents, in each case that are licensed exclusively to GSK hereunder, or any claim thereof (each activity under the foregoing clause (a) or (b), a “GSK Patent Challenge”);

then EPIZYME shall have the right to terminate this Agreement with respect to the Selected Target(s) to which the GSK Patent Challenge relates (and all Licensed Compounds and Licensed Products directed to such Selected Target(s), and all related Diagnostic Products), upon thirty (30) days’ written notice to GSK; provided however that, EPIZYME’s right to terminate this

Agreement under this Section 12.4 shall not apply to any Affiliate of GSK that first becomes an Affiliate of GSK after the Effective Date of this Agreement in connection with a merger or acquisition event, where such Affiliate of GSK was undertaking activities in connection with a GSK Patent Challenge prior to such merger or acquisition event; provided however that GSK causes such GSK Patent Challenge to terminate within [**] days after such merger or acquisition event. For the avoidance of doubt, an action by GSK in accordance with Article 8 to amend claims within a pending patent application of EPIZYME during the course of GSK’s Prosecution of such pending patent application or in defense of a Third Party opposition shall not constitute a challenge under this Section 12.4.

12.4.2 If EPIZYME or any of its Affiliates or Sublicensees:

(a) commences or otherwise voluntarily determines to participate in (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order) any action or proceeding (including any patent opposition or re-examination proceeding), challenging or denying the validity of any GSK Patent, Collaboration Patent Controlled by GSK, or Joint Patent, in each case that is exclusively licensed to EPIZYME hereunder, or any claim of any of the foregoing; or

(b) actively assists any other Person (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order) in bringing or prosecuting any action or proceeding (including any patent opposition or re-examination proceeding) challenging or denying the validity of any of such Patents, in each case that are licensed exclusively to EPIZYME hereunder, or any claim thereof (each activity under the foregoing clause (a) or (b), an “EPIZYME Patent Challenge”);

then GSK shall have the right to terminate this Agreement with respect to the Dropped Target(s) to which the EPIZYME Patent Challenge relates (and all EPIZYME Compounds and EPIZYME Products directed to such Dropped Target(s), and all related EPIZYME Diagnostic Products), upon thirty (30) days’ written notice to EPIZYME; provided however that, GSK’s right to terminate this Agreement under this Section 12.4 shall not apply to any Affiliate of EPIZYME that first becomes an Affiliate of EPIZYME after the Effective Date of this Agreement in connection with a merger or acquisition event, where such Affiliate of EPIZYME was undertaking activities in connection with an EPIZYME Patent Challenge prior to such merger or acquisition event; provided however that EPIZYME causes such EPIZYME Patent Challenge to terminate within [**] days after such merger or acquisition event. For the avoidance of doubt, an action by EPIZYME in defense of a Third Party opposition shall not constitute a challenge under this Section 12.4.

12.5 Effects of Termination.

12.5.1 Termination by GSK for Convenience; Termination by EPIZYME for Cause or for Patent Challenge. If (x) this Agreement is terminated by EPIZYME in its entirety or with respect to one or more Selected Targets as a result of GSK’s uncured material breach pursuant to Section 12.3.1, (y) EPIZYME terminates this Agreement with respect to one or more Selected Targets as a result of a GSK Patent Challenge pursuant to Section 12.4.1, or (z) GSK terminates this Agreement in its entirety or with respect to one or more Selected Targets for convenience pursuant to Section 12.2 (upon any termination under the foregoing clause (x), (y) or (z), each such terminated Selected Target shall be deemed a “Terminated Target,” and all Licensed Compounds and Licensed Products directed to such Terminated Target, and all related Diagnostic Products, shall be deemed “Terminated Products”), then:

(a) License Termination. All licenses granted to GSK under Section 5.1 of this Agreement with respect to the Terminated Target(s) and Terminated Products shall be terminated and of no further force and effect.

(b) Summary of Activities. Within [**] days after such termination, GSK shall provide to EPIZYME a reasonably accurate summary report of the status and results of its (and its Affiliates’ and Sublicensees’) material research, Development, manufacturing and Commercialization activities directed to the Terminated Target(s) prior to the effective date of termination in the Field in the Territory.

(c) Transition Assistance. Without limiting the generality of the remainder of this Section 12.5.1, GSK shall [**], at [**], to effect a seamless, timely transition to EPIZYME of all research, Development, manufacturing and Commercialization activities and responsibilities with respect to the Terminated Products in accordance with a transition plan to be mutually agreed by the Parties.

(d) License Grant to EPIZYME. The licenses granted to EPIZYME pursuant to Section 5.2.2 above will survive any such termination, subject to EPIZYME’s continued royalty payment obligations under Section 6.9 to the extent applicable. In addition, effective upon any such termination, GSK hereby grants to EPIZYME a perpetual, irrevocable, fully paid-up license in the Field in the Territory, with the right to grant sublicenses, under all Patents and Know-How Controlled by GSK (including Collaboration IP and Joint IP) and used in the research, Development, manufacture or Commercialization of the Terminated Product(s) as of the effective date of termination on a Terminated Target-by-Terminated Target basis:

(i) if this Agreement is terminated during the Research Term for any Terminated Target, such license to EPIZYME shall be [**] as to such Terminated Target (and Terminated Product(s) directed to such Terminated Target) during the remainder of the Research Term; and

(ii) if this Agreement is terminated after the end of the Research Term for any Terminated Target, such license to EPIZYME shall be [**] as to such Terminated Target (and Terminated Product(s) directed to such Terminated Target) following the end of such Research Term, provided however that, such license shall remain [**] beyond the Research Term (A) with respect to Collaboration IP Controlled by GSK and GSK’s interest in Joint IP, in each case that claim the [**] of any [**] directed to such Terminated Target, and (B) with respect to Diagnostic IP Controlled by GSK that [**] that are related to any [**] for which EPIZYME is granted [**] under the foregoing subclause (A).

(e) Exclusivity. The provisions of Article 7 notwithstanding, EPIZYME’s exclusivity obligations with respect to the Terminated Target(s) under Section 7.1 shall expire as of the effective date of termination, and the exclusivity obligations of GSK under Section 7.1 with respect to such Terminated Target(s) shall survive for a period of [**] after the effective date of termination.

(f) Clinical Development Activities.

(i) With respect to any ongoing clinical trials of Terminated Products for which EPIZYME has not notified GSK prior to the effective date of termination that it wishes to assume responsibility, GSK shall, at GSK’s cost and expense, complete such clinical trials only with regard to those patients enrolled at the date of termination and may otherwise cease enrollment and cancel all cancelable expenses relating to such clinical trials. Notwithstanding the foregoing, GSK may prematurely suspend or terminate any such trial if (A) a priori protocol defined stopping rules are met for safety or efficacy or (B) unacceptable safety signals are observed by GSK or the Data and Safety Monitoring Board with respect to any Terminated Product that present an unacceptable risk to patients participating in such trials; and

(ii) With respect to any ongoing clinical trials of Terminated Products for which EPIZYME has notified GSK prior to the effective date of termination that it wishes to assume responsibility, (A) each Party shall cooperate with the other Party to facilitate the orderly transfer to EPIZYME of the conduct of such clinical trials as soon as reasonably practicable after the effective date of termination, (B) until such time as the conduct of such clinical trials has been successfully transferred to EPIZYME, GSK shall continue to conduct such clinical trials, (C) between the effective date of termination and the date on which the conduct of such clinical trials has been successfully transferred to EPIZYME, EPIZYME shall be responsible for, and shall reimburse GSK with respect to, all costs and expenses reasonably incurred by GSK in the conduct of such clinical trials during the foregoing transition period, and (D) following the date on which the conduct of such clinical trials has been successfully transferred to EPIZYME, EPIZYME shall be solely responsible for all costs and expenses of such ongoing clinical trials.

(g) Regulatory Filings. To the extent permitted by applicable Law, GSK will promptly assign to EPIZYME all Regulatory Approvals and Regulatory Materials for Terminated Products. If GSK is restricted under applicable Law from transferring ownership of any of the foregoing items to EPIZYME (including in order to continue to conduct any transition activities as contemplated in this Section 12.5.1, including the conduct of clinical Development activities, if applicable, pursuant to Section 12.5.1(f) above), GSK shall grant EPIZYME (or its designee) a right of reference or use to such item (it being understood that GSK shall use Commercially Reasonable Efforts to transfer the same to EPIZYME after the completion of such transition activities). GSK shall take all actions reasonably necessary to effect such transfer or grant of right of reference or use to EPIZYME, including by making such filings as may be required with Regulatory Authorities in the Territory that may be necessary to record such assignment or effect such transfer and, at EPIZYME’s request, complete any pending regulatory filings with respect to all applicable Terminated Products.

(h) No Marketing-Related Materials. No promotional materials Controlled by GSK as of the Effective Date that are used in the marketing, promotion or sale of Terminated Products shall be required to be transferred by GSK to EPIZYME.

(i) Trademarks. If the First Commercial Sale of any Terminated Product(s) has occurred as of the effective date of termination with respect to such Terminated Product(s), at EPIZYME’s request, GSK will assign to EPIZYME any GSK trademark(s) used with respect to such Terminated Product(s) (other than GSK’s company-specific names, such as “GSK” and “GLAXOSMITHKLINE”), provided however that such trademark(s) are neither (A) used for any other products in GSK’s portfolio nor (B) in GSK’s reasonable opinion confusingly similar to any other trade mark used for any other products in GSK’s portfolio.

(j) Transfer of Data. Upon EPIZYME’s request, GSK will promptly assign to EPIZYME its entire right, title, and interest in and to all pharmacological, toxicological and clinical test data and results, research data, reports and batch records, safety data and all other data, including CMC-related information, formulation information, chemistry and biology data, Controlled by GSK as of the effective date of termination and generated in the research, Development, manufacture or Commercialization of the Terminated Product(s), but only to the extent solely pertaining to the Terminated Product(s) and not being used in or having application to the research, Development, manufacture or Commercialization of any Licensed Compound or Licensed Product directed to a Selected Target that is not being terminated, or any other proprietary compound or product of GSK.

(k) Contracts. GSK shall use Commercially Reasonable Efforts to assign to EPIZYME, to the extent assignable and included in the transition plan to be agreed by the Parties under clause (c) above, GSK’s rights in Third Party agreements for licenses, services or supplies that are solely used in connection with the research, Development, manufacture or Commercialization of Terminated Products, including any Third Party manufacturing agreements and clinical trial agreements (subject to clause (f) above), in each case to the extent (if at all) permitted under the terms and conditions of such contracts. To the extent that any such agreement is not assignable by GSK, then such agreement will not be assigned, and upon the request of EPIZYME, GSK will cooperate in good faith and use Commercially Reasonable Efforts to allow EPIZYME to obtain and enjoy the benefits of such agreement in the form of a license or other right to the extent held by GSK and subject to such Third Party’s rights, in each case to the extent (if at all) permitted under the terms and conditions of such contracts. EPIZYME shall be solely responsible for any and all costs, expenses and liabilities of any kind arising in connection with any such contract assignment or extension of license or other rights to EPIZYME under this subsection (k) or EPIZYME’s holding or use of such assigned contracts or rights licensed or otherwise provided to EPIZYME under this subsection (k).

(l) Manufacturing. Upon EPIZYME’s request, GSK shall, as part of the transition plan to be mutually agreed by the Parties under clause (c) above, transfer to EPIZYME (or its designee) any processes, documents, materials and other Know-How, to the extent the foregoing is Controlled by GSK as of the effective date of termination and used in the manufacture of Terminated Products in the Field as of the effective date of termination; provided however that, GSK will, upon EPIZYME’s request and pursuant to a supply agreement to be negotiated in good faith by the Parties, at the transfer price paid by GSK for the applicable Terminated Product plus [**] percent ([**]%) if GSK sources such Terminated Product from a Third Party, or at GSK’s direct manufacturing cost plus [**] percent ([**]%) if GSK or any of its Affiliates manufactures the applicable Terminated Product, continue to supply EPIZYME with clinical and commercial quantities of such Terminated Product in the dosage strength, formulation and presentation under Development or being Commercialized by GSK, in either case, as of the effective date of termination, until the earlier of: (i) [**] months after the effective date of termination; or (ii) establishment by EPIZYME of an alternative supply for such Terminated Product.

(m) Existing Inventory. At EPIZYME’s election, GSK will transfer to EPIZYME such portion of GSK’s existing inventory of Terminated Products (including clinical trial materials and synthetic intermediates, if applicable) that EPIZYME elects and, with respect to any commercial supply, that is in good and saleable condition, in its original, unopened packaging, at the transfer price paid by GSK for such Terminated Product if GSK sourced such Terminated Product from a Third Party, plus [**] percent ([**]%) or at GSK’s direct manufacturing cost plus [**] percent ([**]%) if GSK or any of its Affiliates manufactured the Terminated Product.

(n) Prosecution and Enforcement. The provisions of Article 8 shall be terminated, except Section 8.1, Section 8.2.5 and Section 8.5.4. In addition, to the extent that any Patents Controlled by GSK are exclusively licensed to EPIZYME pursuant to clause (d) above, as between the Parties, EPIZYME shall have the sole right (but not the obligation) to prosecute, maintain and enforce all Patents that relate to Terminated Target(s) or Terminated Products, and GSK shall provide such assistance and cooperation as may be reasonably necessary in connection with the transition of prosecution and enforcement responsibilities to EPIZYME with respect to such Patents, including execution of such documents as may be necessary to effect such transition.

Notwithstanding the foregoing provisions of this Section 12.5.1, if GSK terminates the Agreement in its entirety or with respect to all Licensed Products against one or more but not all Selected Targets in accordance with Section 12.2 as a result of material safety concerns that GSK in good faith determines make the further Development or Commercialization of the applicable Licensed Product(s) unreasonable from a scientific, regulatory or ethical perspective (without regard to commercial potential), then the foregoing clauses (c), (d), (f), (g), (i), (j), (k), (l) and (m) of this Section 12.5.1 shall not apply to such Licensed Product(s); provided that, GSK, for itself and its Affiliates, hereby covenants and agrees not to assert any Patent rights Controlled by GSK or its Affiliates against EPIZYME or its Affiliates, or any of their successors, assigns, (sub)licensees, distributors, manufacturers or customer with respect to the manufacture, use, offer for sale, sale or importation of such Licensed Product.

12.5.2 Termination by GSK for Cause. If GSK terminates this Agreement in its entirety or with respect to one or more Selected Target(s) pursuant to Section 12.3.1 as a result of EPIZYME’s uncured material breach, then the provisions of this Section 12.5.2 shall apply.

(a) The licenses granted to GSK pursuant to Section 5.1 above with respect to the applicable Selected Target(s) will survive any such termination and will convert to irrevocable exclusive licenses, with the right to sublicense in multiple tiers, subject to GSK’s continued payment obligations under Article 6 (including royalties and milestones); provided however that, if this Agreement is terminated by GSK (either in its entirety or with respect to one or more Selected Target(s)) as a result of an uncured material breach by EPIZYME of its obligations during the Research Term, then the milestone payments set forth in Section 6.4 or row (1), (2), (3) or (4) of the table in Section 6.5 shall be eliminated and all other milestone payments shall be reduced to eighty percent (80%) of the otherwise applicable milestone amount, in each case to the extent relating to the applicable Selected Target(s) and not earned prior to such termination.

(b) The licenses granted by GSK to EPIZYME pursuant to Section 5.2.2 shall survive any such termination, subject to EPIZYME’s continued royalty payment obligations under Section 6.9 to the extent applicable.

(c) Section 5.5 shall continue to apply in accordance with its terms.

(d) GSK shall have the right to pursue any further remedies that may be available to it hereunder or at law or in equity.

12.5.3 Termination by GSK for Patent Challenge. If GSK terminates this Agreement with respect to one or more Dropped Targets as a result of an EPIZYME Patent Challenge pursuant to Section 12.4.2, each such terminated Dropped Target shall be deemed a “Terminated Dropped Target”, and all EPIZYME Compounds and EPIZYME Products directed to such Terminated Target, and all related EPIZYME Diagnostic Products, shall be deemed “Terminated EPIZYME Products”), then:

(a) All licenses granted to EPIZYME under Section 5.2.2 of this Agreement with respect to the Terminated Dropped Target(s) and Terminated EPIZYME Products shall be terminated and of no further force and effect; and

(b) Such EPIZYME Patent Challenge shall be deemed to be a material breach of this Agreement by EPIZYME, and GSK shall have the right to pursue any further remedies that may be available to it hereunder or at law or in equity.

12.6 Accrued Rights; Surviving Provisions.

12.6.1 Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration, including the payment obligations under Article 6 hereof, and any and all damages or remedies arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement.

12.6.2 The provisions of Sections 5.3, 5.4, 8.1, 10.4, 12.1.2, 12.5 and 12.6, and Articles 1 (to the extent definitions are required to interpret the surviving provisions of this

Agreement), 6 (to the extent due but unpaid as of the effective date of termination and to the extent the provisions of Article 6 relate to payment obligations that otherwise survive pursuant to Section 12.5), 8 (with respect to the provisions related to ongoing activities related to Joint Patents), 9, 11 and 13 shall survive the termination of this Agreement in its entirety or expiration of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive indefinitely. Article 9 shall survive for a period of [**] years after the effective date of termination of this Agreement.

ARTICLE 13

MISCELLANEOUS

13.1 Dispute Resolution. If a dispute between the Parties arises under this Agreement, either Party shall have the right to refer such dispute in writing to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute. If the Parties are unable to resolve a given dispute pursuant to this Section 13.1 within [**] days after referring such dispute to the Executive Officers, either Party may have the given dispute settled by binding arbitration pursuant to Section 13.2.

13.2 Arbitration Request. If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and a statement of the issues for resolution. From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which the other Party must cure a breach of this Agreement becomes suspended as to any breach that is the subject matter of the dispute.

13.2.1 Additional Issues. Within [**] days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution in a statement of counter-issues.

13.2.2 No Arbitration of Patent Issues. Except as otherwise set forth in Section 4.4, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patents Covering the Development, manufacture, use, importation, offer for sale or sale of Licensed Products shall be submitted to a court of competent jurisdiction in the country in which such patent rights were granted or arose.

13.2.3 Arbitration Procedure. Any arbitration pursuant to this Article 13 will be held in New York, New York, United States unless another location is mutually agreed by the Parties. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, to the exclusion of any inconsistent state Law. The Parties shall mutually agree on the rules to govern discovery and the rules of evidence for the arbitration within [**] days after the Arbitration Request. If the Parties fail to timely agree to such rules, the United States Federal Rules of Civil Procedure will govern discovery and the United States Federal Rules of Evidence will govern evidence for the arbitration. The arbitration will be conducted by a single arbitrator knowledgeable in the subject matter at issue in the dispute and acceptable to both Parties; provided however that, the Parties may by mutual agreement elect to have the arbitration conducted by a panel of three (3) arbitrators. If the Parties fail to agree on a mutually acceptable arbitrator within [**] days after the Arbitration Request, then the arbitrator shall be selected by the New York, New York office of the AAA. The arbitrator may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrator shall, within [**] days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator shall be limited in the scope of his or her authority to resolving only the specific matter which the Parties have referred to arbitration for resolution and shall not have authority to render any decision or award on any other issues. Subject to Section 11.5, the arbitrator shall be authorized to award compensatory damages, but shall not be authorized to award punitive, special, consequential, or any other similar form of damages, or to reform, modify or materially change this Agreement. The arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrator deems just and equitable and within the scope of this Agreement, including an injunction or order for specific performance. The award of the arbitrator shall be the sole and exclusive remedy of the Parties, except for those remedies that are set forth in this Agreement or which apply to a Party by operation of the applicable provisions of this Agreement, and the Parties hereby expressly agree to waive the right to appeal from the decisions of the arbitrator, and there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator. Judgment on the award rendered by the arbitrator may be enforced in any court having competent jurisdiction thereof, subject only to revocation of the award on grounds set forth in the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

13.2.4 Costs. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator; provided however that the arbitrator, in his or her award, shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, transcripts, photocopy charges and travel expenses).

13.2.5 Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the award of the arbitrator on the ultimate merits of any dispute.

13.2.6 Confidentiality. All proceedings and decisions of the arbitrator shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 9.

13.3 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the Laws of the State of New York without reference to conflicts of laws principles; provided however that with respect to matters involving the enforcement of intellectual property rights, the Laws of the applicable country shall apply. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any subject matter hereof.

13.4 Assignment. Neither Party may assign this Agreement without the consent of the other Party, except as otherwise provided in this Section 13.4. Either Party may assign this Agreement in whole or in part to any Affiliate of such Party without the consent of the other Party; provided however that, such assigning Party provides the other Party with written notice of such assignment and the assignee agrees in writing to assume performance of all assigned obligations. Further, subject to the remainder of this Section 13.4, each Party may assign this Agreement, and all of its rights and obligations hereunder, without the consent of the other Party to its successor in interest by way of merger, acquisition, or sale of all or substantially all of its business or assets to which this Agreement relates; provided however that, such assigning Party provides the other Party with written notice of such assignment and the assignee agrees in writing to assume performance of all assigned obligations. The assigning Party shall remain primarily liable for the performance of its obligations under this Agreement by its assignees. The terms of this Agreement shall be binding upon and shall inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties. Any purported assignment in violation of this Section 13.4 shall be null and void.

13.5 Performance Warranty. Each Party hereby acknowledges and agrees that it shall be responsible for the full and timely performance as and when due under, and observance of all the covenants, terms, conditions and agreements set forth in this, Agreement by its Affiliate(s) and Sublicensees.

13.6 Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including acts of God; material changes in Law; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event EPIZYME or GSK, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of ninety (90) days, after which time EPIZYME and GSK shall promptly meet to discuss in good faith how to best proceed in a manner that maintains and abides by the Agreement. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

13.7 Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to EPIZYME,

addressed to:	Epizyme, Inc.
840 Memorial Drive
Cambridge, Massachusetts 02139
Attention: Chief Business Officer
Telephone: (617) 500-0712
Facsimile: (617) 349-0707

with a copy to:	WilmerHale LLP 60 State Street Boston, MA 02109
Attention: David E. Redlick, Esq.
Steven D. Barrett, Esq.
Telephone: (617) 526-6000
Facsimile: (617) 526-5000

If to GSK,

addressed to:	Attention: Senior Vice President, Worldwide Business Development
GlaxoSmithKline
709 Swedeland Road
P.O. Box 1539, MC UW2318
King of Prussia, PA 19406-0939
United States
Telephone: (610) 270-7769
Facsimile: (610) 270-6299

with a copy to:	Attention: Vice President and Associate General Counsel,
R&D Legal Operations
GlaxoSmithKline
2301 Renaissance Boulevard
Mail Code RN0220
King of Prussia, PA 19406
Telephone: (610) 787-3630
Facsimile: (610) 787-7084

or to such other address for such Party as it shall have specified by like notice to the other Party; provided however that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third (3rd) Business Day after such notice or request was deposited with the U.S. Postal Service.

13.8 Export Clause. Each Party acknowledges that the Laws of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other party in any form without the appropriate United States and foreign government licenses.

13.9 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

13.10 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.11 Entire Agreement. This Agreement, together with the Exhibits hereto, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersede and terminate all prior agreements and understanding between the Parties with respect to the subject matter of this Agreement. In particular, and without limitation, this Agreement supersedes and replaces any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter of this Agreement other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

13.12 Independent Contractors. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

13.13 Non-solicitation of Key Employees. During the period commencing on the Effective Date and ending upon the end of the Advisory Period, neither Party shall solicit any Key Employee to leave the employment of the other Party and accept employment or work as a consultant with the soliciting Party. Notwithstanding the foregoing, nothing herein shall restrict or preclude either Party’s right to make generalized searches for employees by way of a general solicitation for employment placed in a trade journal, newspaper or website. For purposes of this Section 13.13, “Key Employee” means any employee who is material to the performance of the Collaboration hereunder, including any members of the JSC, JPT or any Subcommittee thereof, including without limitation the employees set forth on Exhibit D.

13.14 Headings; Construction; Interpretation. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement. Except where the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Law refers to such Law as from time to time enacted, repealed or amended, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “include,” “includes,” “including,” “exclude,” “excludes,” and “excluding,” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import, and (e) the word “or” is used in the inclusive sense (and/or).

13.15 Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees shall be maintained in accordance with U.S. generally accepted accounting principles (“GAAP”) in the case of EPIZYME, and shall be maintained in accordance with International Financial Reporting Standards (“IFRS”) in the case of GSK, consistently applied, except that the same need not be audited.

13.16 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

13.17 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors, heirs, administrators and permitted assigns.

13.18 Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.

13.19 Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

[Signature page to follow]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Epizyme, Inc.

By:	/s/ Robert Gould
	Name:	Robert Gould
	Title:	President and CEO

Glaxo Group Limited

By:	/s/ Paul Williamson
	Name:	Paul Williamson
Title: Authorized Signatory For and on behalf of Edinburgh Pharmaceutical Industries Limited Corporate Director

[Signature page to Collaboration and License Agreement]

EXHIBIT A

EPIZYME Blocked Targets

[**]

A - 1

EXHIBIT B

Initial Research Plan and Criteria

Research Stage	Stage Milestone	Desired Criteria to Reach Milestone	Minimal Criteria to Reach Milestone	Activities to be Performed to Reach Milestone	Additional Key Activities
Target Validation	[**]	[**]		[**]

Target-2-Hit	[**]	[**]	[**]	[**]

Hit-2-Lead	[**]	[**]	[**]	[**]

Hit-2-Lead Continued

Lead-2-Candidate	[**]	[**]	[**]	[**]

Lead-2-Candidate Continued

Lead-2-Candidate Continued

Lead-2-Candidate Continued

Lead-2-Candidate Continued

Lead-2-Candidate Continued

IND Enabling Studies	[**]	[**]		[**]

EXHIBIT C

Policies

A. Ethical Conduct Requirements

Ethical Conduct

The Parties are committed to the highest standards of conduct in all aspects of their respective businesses and to conduct their business with honesty and integrity, and in compliance with all applicable legal and regulatory requirements.

•	Always act with integrity and honesty and protect the Parties’ public image and reputation in relationships with customers, competitors, suppliers, business partners and staff

•	Promptly raise any concerns about possible unethical or illegal conduct

•	Be free from actual or potential conflicts of interest that might influence, or appear to influence their judgment or actions when performing duties on behalf of the Parties

•

The Parties’ reputation and the respect of those who deal with the Parties must not be put at risk by acceptance of any entertainment, gifts or favors intended or perceived by others to influence their business judgment

•	Communications with external audiences, i.e., Investors and the Media, should be managed through appointed company spokespersons to minimize risk to the Parties’ reputation

•

Provide accurate and reliable information in records submitted, safeguard the Company’s confidential information, and respect the confidential information of other parties with whom the Company does business or competes

Management of Human Safety Information

The safeguarding of human subjects participating in clinical trials and patients who use devices or take investigational or licensed medicinal products, certain consumer healthcare products, vaccines, or biological products (the foregoing collectively referred to as the “Products”) is of paramount importance. Products would also include blinded, placebo, or control agents used in clinical studies.

Therefore, the Parties require a framework for management of Human Safety Information. The framework includes, but is not limited to:

•	Safety reviews of Products to evaluate emergent safety data

•	Creation of appropriate committees and safety departments to proactively address human safety throughout Product development

•

Reporting of Human Safety Information to safety departments in a timely fashion. This includes any information relating to human health and/or wellbeing arising following exposure of humans to products including reports of drug abuse or overdose, reports of drug interaction, or information received as part of product complaints

Care and Ethical Treatment of Animals in Research

•

Animals should be used in research only when required by regulatory authorities or where there are no alternatives through adherence to the “3R” Principles—reducing the number of animals used, replacing animals with non-animal methods whenever possible and refining the research techniques used. In addition, the Parties include two more R’s: Responsibility and Respect for animals involved in animal research.

•

The Parties believe in using the highest standards for the humane care and treatment of all animals used in research, development and testing, including adherence to the principles (listed below), and all applicable legal and regulatory requirements, with a default to which ever is more stringent.

•	Access to species appropriate food and water

•	Access to species specific housing, including species appropriate temperature and humidity levels

•	Access to humane care and a program of veterinary care

•	Animal housing that minimizes the development of abnormal behaviors and allows for normal species specific behavior,

•	Adherence to principles of replacement, reduction and refinement in the design of in vivo studies

•	Study design reviewed by institutional ethical review panel

•	Commitment to minimizing pain and distress during in vivo studies

•	Work performed by appropriately trained staff

•	No Great Apes should be used for research

B. Requirements for Engaging External Experts and Healthcare Professionals

Use of External Experts within R&D

The Parties believe that the engagement of external experts in R&D should be done in accordance with the following principles:

•	There must be a legitimate need for the services of the expert that cannot be fulfilled in-house, and the minimum number of experts needed should be used

•	Selection of experts should be based solely on the expert’s qualifications and expertise in the subject matter for which such expert is retained

•	The expert’s services must be documented in a written signed agreement

•	Compensation must be based on fair market value for the services provided

•

Reimbursement or pre-payment for costs associated with travel, lodging, meals and hospitality (i.e. refreshments, background music at meetings) for an expert are acceptable if permitted by all law for the location in which the services are rendered and are modest in value

•	Experts shall not receive any gifts of any value, especially where the expert is also a healthcare professional

•

Gift includes anything of value, regardless of amount, given to show friendship, appreciation, or support, including meals, entertainment or recreational activities (excludes fair market value for services rendered).

•

Healthcare Professionals includes, but is not limited to, physicians, their allied health professionals, and medical office staff. This term also applies to pharmacists and employees of pharmacy benefit managers.

C. Requirements for Funding for Charitable Donations and External Science/Medical Programs

Charitable Donations

Charitable donations to an eligible Health-Related Organization are allowed. Charitable donations of either funds or in-kind support are permitted if they are for the purpose of advancing the general mission of an eligible, health-related recipient organization and if they are not tied or directed to a specific event or program.

To be considered eligible for a donation, the health-related organization must meet all of the following:

•	Non-profit organization

•	The organization’s principle mission involves advancing science, medicine, or public health (collectively, a “health-related” mission)

•

The organization does not prescribe, purchase or recommend the Parties products, unless the request for a charitable donation for such an organization is for a widely publicized fund-raising event or campaign in support of the health-related mission of the organization

•	The organization, as well as its management and leadership, are independent of the control of the Parties or undue influence of any of the Parties’ employees or agents

Even if the health-related organization is eligible to receive a charitable donation, the donation may not be provided if a donation is intended:

•	As a means of rewarding the prescribing, recommending, or use of the Parties products or services, including the influencing of formulary inclusion or placement

•	As a means of promoting the use of the Parties products or services. Return on investment (ROI) analyses are not permitted

•	As a means of supporting political causes or candidates

•	As a means of supporting any organization or activity without a direct and bona fide scientific, medical, or public health purpose

General Requirements for US Independent Medical Education

Funding for External Science/Medical Programs (FESMP) means financial support of specific activities intended to further the progress of science, scientific/medical education, and the public health, for which the Parties will not take any intellectual property or other proprietary interest.

•	A recipient of FESMP must be reasonably qualified to conduct high quality educational programs, research, or other activity being funded

•	FESMP is not permitted if used as a means of rewarding the prescribing, recommending, or use of the Parties products or services, including the influencing of formulary inclusion/placement

•	A recipient of FESMP must agree to make meaningful disclosure of any financial sponsorship from the partner

•	FESMP may not be “expensed” or paid with the personal funds of an employee or contractor, and then reimbursed

•	FESMP is not permitted as a means of supporting political causes or candidates

•	FESMP is not permitted if used as a means of supporting any organization or activity without a direct and bona fide scientific, medical, or public health purpose

•	FESMP must comply with all substantive and procedural requirements established by the law where the program or activity potentially being funded will take place

D. Clinical Research Requirements

Maintaining the Confidentiality of Protected Medical Information

The Parties respect the confidential nature of protected medical information (PMI) originating from both healthy and patient volunteers involved in clinical, genetic, and other research work or from staff employed by the Parties. Therefore, a framework should be in place to safeguard PMI against inappropriate collection, retention, use and disclosure (in addition to compliance with law and regulations).

Safeguards include, but are not limited to:

•	Collecting PMI only for specific and lawful purposes

•	Collecting, retaining, using, reusing, and disclosing PMI only with valid consent or as otherwise permitted by law or regulation

•	PMI obtained from external sources is treated as a re-use and all reuse must be consistent with the original informed consent

•	Retention of PMI only for as long as business activities or scientific research requires and retention of only the minimum amount of identifying information necessary

•	Ensuring the physical and technological security of PMI

•	Not using PMI in external publications

•	Never transferring PMI from the pharmaceutical R&D division to the marketing function unless permission is obtained from the individual

If PMI is collected that indicates the need for immediate clinical intervention, that information will be communicated to the study investigator or physician of record.

Personally Identifiable Information (PII) means information which identifies a specific individual including but not limited to, name, address, and national identification numbers (e.g. Social Security Number)

Protected Medical Information (PMI) is PII that describes clinical and medical conditions, genetic status, treatment of conditions, health status, sexual orientation, ethnic origin, etc and includes both encoded clinical trial data and overtly identifiable data.

Standards for Collecting, Obtaining and Using Human Biological Samples in Research

The Parties respect the interest of donors of human biological samples used in research and require that certain standards should apply to the collection, obtaining and use of such human biological samples, as set forth below.

•

Ensure that samples are collected with informed consent and ethics committee/ Institutional Review Board (IRB) approval in accordance with the applicable research requirements of Good Clinical Practice (International Conference on Harmonization). Additionally, through informed consent, donors must be made aware that the research is being undertaken by a commercial entity and that, where applicable, the research involves the analysis of DNA and /or medical information.

•

When obtaining samples from another entity that collected the samples for reasons unrelated to the Parties, confirmation that the entity complied with relevant requirements for informed consent, ethics committee/IRB approval and data privacy is required

•	Human biological samples must be used only for purposes that are consistent with the consent obtained and in compliance with relevant laws and regulations

•

Additional individual donor consent and ethics committee/IRB approval should be obtained when the research use intended is inconsistent with /beyond the scope of the original consent. Additional consent should also be obtained if the original consent did not include analysis of DNA (if relevant to the research proposal) or use of any associated medical information (if relevant to the research proposal).

•

In general, cell lines (e.g. HeLa), derivatives (e.g. isolated proteins) and preparations of human biological materials (e.g. sub-cellular fractions) that are well established and made available for research use, do not require re- consent and/or ethics committee/IRB approval for the intended research use

•	Proposals to collect, obtain, or use human embryonic or foetal samples for research should be carefully reviewed and such research must have the potential to benefit patients

Conduct and Public Disclosure of Human Subject Research

The Parties carry out human subject research in accordance with the ethical principles of respect for persons, beneficence, and justice. Such research conforms to high ethical, medical and scientific standards. Specific principles for different types of human subject research are set forth below.

All Human Subject Research

All human subject research must be conducted in accordance with the following principles:

•	Human subject research is conducted in accordance with the ethical principles of respect for persons, beneficence and justice

•

Human subject research always has a legitimate scientific purpose and is not designed with the objective of rewarding healthcare professionals for using, purchasing, recommending, or prescribing the Parties’ products

•	Sales/marketing/commercial staff generally does not participate in the initiation or conduct of human subject research

•

Placebo controlled studies are conducted only when there are scientifically sound methodological reasons, where the risks are minimized and reasonable in relation to the knowledge gained, and when patients who receive placebo will not be subject to any additional risk of harm

•	The standard of care required by the study design is, as a minimum, consistent with local standards of care

•	Human subject research should be publicly disclosed and ideally published in the searchable, peer reviewed, scientific literature

In most circumstances, summary protocols and summary results of clinical studies are posted on publicly available registers and/or in the scientific literature within appropriate timelines.

•	External proposals for additional analyses of human subject research studies are assessed for scientific merit and undertaken as collaborations between in-house scientists and the proposer.

•	Clinical studies are never terminated for solely financial reasons.

Interventional Human Subject Research

In addition to the foregoing general principles applicable to all human subject research, the following principles apply to the conduct of Interventional Human Subject Research:

•	Interventional human subject research is conducted in accordance with the ethical principles of the Declaration of Helsinki, the principles of ICH GCP E6, ICH E11 (pediatrics)

•	Interventional studies of medicinal and other products are conducted in countries where the products are expected to be sold in and suitable for the wider community of the country

•	All interventional human subject research is conducted only with the approval of Institutional Review Boards or Independent Ethics Committees

•

When interventional human subject research is conducted in developing countries, the Parties seek agreement with key interested external parties in the country on the conduct of the research, including the standard of care provided during the study, the scientific rationale for interventions, including placebo, the provision of healthcare for subjects after the study, and the fate of any capacity built for the conduct of the study

•	All interventional human subject research requires the informed consent of subjects (or their legal representative) who participate in the research

•

When nationally licensed medicinal products that are not the subject of the research study are required for the routine care of a patient during the conduct of the study, the Parties only fund these when they are not funded by the normal healthcare infrastructure and there is assurance that they or suitable alternatives will be available and funded after the study while the medical need exists

•

For diseases/conditions that continue beyond the end of an interventional study, the Parties must be assured the healthcare system is able to provide, and will take responsibility for, the continued care of study subjects

•

When there is a compelling medical rationale for patients who have derived measurable medical benefit from an investigational medicinal product during an interventional study to continue to receive that product after the study, the Parties endeavor to provide that treatment either through additional clinical studies or through expanded access programs

•	The Parties provide investigators with the summary results of interventional studies in which they participate, and encourages investigators to inform their subjects of the results

Meta-analyses and Pooled Analyses

The following principles apply to research that uses data from more than one previously conducted clinical study (Meta-analyses and Pooled Analyses):

•

Research utilizing data from the Parties’ previous clinical studies in a manner inconsistent with, or beyond the scope of, the original informed consent requires re-consent of the subjects, or if this is not practical, IRB/IEC approval. If this is not practical, the data are anonymized

•

The Parties review, before submission for publication, any proposed manuscripts, presentations or abstracts prepared by research collaborators which originate from the Parties human subject research studies (including the Parties supported studies)

Non-Interventional (observational) Human Subject Research

The following principles apply to Non-interventional (observational) human subject research:

•

For observational studies where clinical data are collected by or on behalf of the Parties specifically for the purpose of the research, the Parties abide by the local legal requirements and regulations for informed consent for the use of these data and IRB/IECs approval is obtained

•

For observational studies using healthcare databases, the Parties are assured that there is compliance with relevant legal requirements for data privacy and that patients have provided informed consent for the use of their data in research, or IRB/IEC approval has been obtained for that use; or other measures to protect privacy are in place (e.g. the data are anonymized)

EXHIBIT D

Key Employees

EPIZYME EMPLOYEES:

[**]

GSK EMPLOYEES:

[**]

D-1